UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Archipelago Learning, Inc.

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NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 8, 2010
TO THE STOCKHOLDERS OF
ARCHIPELAGO LEARNING, INC.,
     Notice is hereby given that Archipelago Learning, Inc. will hold its Annual Meeting of Stockholders at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201, on Tuesday, June 8, 2010 at 10:00 a.m., Central Daylight Time, for the following purposes:
•	To elect our Board of Directors to serve for a term of one year until the next Annual Meeting and until their successors are duly elected and qualified or until their earlier resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the year ending December 31, 2010;

•	To approve our Amended and Restated Employee Stock Purchase Plan; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment hereof.
     All stockholders of record at the close of business on April 22, 2010 are entitled to receive notice of and attend and vote at the meeting.
     This Notice, the Proxy Statement and the 2009 Annual Report are first being mailed to stockholders on or about May 10, 2009.
By order of the Board of Directors,

James Walburg
Secretary
Dallas, Texas
April 23, 2010

IMPORTANT
     Whether or not you expect to attend the 2010 Annual Meeting of Stockholders in person, we strongly urge you to cast your vote as soon as possible by telephone, through the Internet, or by mail, following the instructions on the enclosed Proxy Card. This will ensure that your shares are represented at the Annual Meeting and quorum is appropriately reached.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
     These materials have been delivered to you in connection with our Board of Directors’ solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”), which will take place at 10:00 a.m. C.D.T. on Tuesday, June 8, 2010 at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201. This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.
What is included in these materials?
     These materials include:
•	This Proxy Statement for the Annual Meeting;

•	The Company’s Annual Report for the year ended December 31, 2009; and

•	The Proxy Card, including voting instructions.
What will I be voting on?
     The following matters are scheduled to be voted on at the Annual Meeting:
•	To elect the Board of Directors to serve for a term of one year until the next Annual Meeting and until their successors are duly elected and qualified or until their earlier resignation or removal;

•	To ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2010; and

•	To approve the Amended and Restated Employee Stock Purchase Plan.
     An agenda and rules of procedure will be distributed at the Annual Meeting.
How many votes do I have?
     You will have one vote for every share of Archipelago Learning common stock you own on the close of business of April 22, 2010.
How do I vote?
     You may vote by proxy, using any of the following methods:
•	By Internet, following instructions on the enclosed Proxy Card;

•	By phone, following instructions on the enclosed Proxy Card; or

•	By mail, by completing and signing the enclosed Proxy Card and returning it in the enclosed envelope.
     You may also vote in person at the Annual Meeting. If your shares are held through a brokerage firm, bank, broker-dealer, trust or other similar organization (in street name), in order to vote at the Annual Meeting, you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote after I have voted?
     Yes. You may change your vote by proxy, following the instructions on the Proxy Card prior to the Annual Meeting or in person at the Annual Meeting. The latest vote cast will be included in the vote counts. If your shares are held through a brokerage firm, bank, broker-dealer, trust or other similar organization (in street name), in order to vote at the Annual Meeting, you must obtain a proxy from your broker and bring that proxy to the Annual Meeting. You may also revoke your proxy by filing a written notice of revocation of proxy with the Secretary of the Company, attaching a copy of the proxy card mailed to you with these materials. Such notice must be received by the Secretary prior to the Annual Meeting and can be hand delivered or sent to the Company’s principal executive offices, Attn: Corporate Secretary, 3400 Carlisle St, Suite 345, Dallas, TX 75204.
What happens if I don’t vote?
     If you have direct ownership, meaning that the shares are held in your name at our transfer agent, American Stock Transfer & Trust Company, unvoted shares will not be represented at our meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, unvoted shares will not affect whether a proposal is approved or rejected. If you own your shares through a broker, your broker may vote your shares at its discretion only on “routine matters.” Proposal Two is considered a routine matter, where your broker may vote on behalf of your shares. Proposal One and Three may not be voted by your broker without your instructions.
Is my vote confidential?
     Yes. The Company has engaged a third party, Broadridge Financial Solutions, Inc., to administer the voting. The votes of individual investors are not disclosed to the Company or to third parties, except as necessary to meet applicable legal requirements. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
How is quorum obtained at the meeting?
     The presence, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding on the close of business of April 22, 2010, is necessary to establish a quorum for the 2010 Annual Meeting.
How are votes tabulated?
     Votes are tabulated differently for the three proposals:
     Proposal 1 – A nominee for our Board of Directors is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, including votes withheld, by stockholders present, in person or by proxy, at the Annual Meeting and entitled to vote. However, the Directors shall be elected by a plurality of votes cast at the Annual Meeting if the election of the Directors is contested by one or more stockholders. This means that the six nominees receiving the highest number of affirmative votes at the meeting will be elected to our Board of Directors. Votes marked “for all” will be counted as a vote for each nominee. Votes marked “withhold all” will be counted as a vote against all nominees. Votes marked “for all except” will be counted as a vote for each nominee not specified by the voter and as a vote against the specified nominees. Stockholders may not vote for any individuals not nominated, including “write-in” candidates, and may not abstain from voting on Proposal 1.
     Proposal 2 – The appointment of our independent registered public accounting firm is ratified by a majority of the votes present, in person or by proxy, at the Annual Meeting and entitled to vote. Votes marked “for” Proposal 2 will be counted as a vote for ratification of the appointment of our independent registered public accounting firm. Votes marked “against” or abstentions will be counted as a vote against ratification of the appointment of our independent registered public accounting firm.

     Proposal 3 – The Amended and Restated Employee Stock Purchase Plan, or the ESPP, is approved by a majority of the votes present, in person or by proxy, at the Annual Meeting and entitled to vote. Votes marked “for” Proposal 3 will be counted as a vote for approval of the ESPP. Votes marked “against” or abstentions will be counted as a vote against approval of the ESPP.
Can stockholders submit proposals or Director nominees for voting at the Annual Meeting?
     Stockholder proposals or submissions of Director nominations for inclusion in this Annual Meeting should have been received by the Secretary of the Company by March 10, 2010. Any proposals that do not comply with the applicable requirements will be rejected and ruled out-of-order at the Annual Meeting.
     Proposals for inclusion in the 2011 Annual Meeting or advance notice for nomination of candidates for the Board of Directors at the Annual Meeting, including all required information as detailed in the Company’s Bylaws, as filed with the SEC, should be submitted no earlier than February 8, 2011 and no later than March 10, 2011.
Where is the Annual Meeting?
     The Annual Meeting will be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201.
Can I attend the Annual Meeting?
     You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner at the close of business on April 22, 2010 (the “Record Date”). You should bring evidence of stock ownership on the record date and photo identification for entrance to the Annual Meeting. Evidence of stock ownership can include a broker statement covering the period including April 22, 2010, or the materials received with this proxy statement. The meeting will begin promptly at 10:00 a.m., Central Daylight Time and you should leave ample time for the check-in procedures.
Who is entitled to vote at the Annual Meeting?
     You may vote your shares of Archipelago Learning’s common stock if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 25,105,410 shares of Archipelago Learning’s common stock outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.
What is the difference between holding shares as a stockholder of record or as a beneficial owner?
     If your shares are registered directly in your name with Archipelago Learning’s transfer agent, American Stock Transfer Company, you are considered, with respect to those shares, the “stockholder of record,” and these materials have been sent directly to you by Archipelago Learning. As the stockholder of record, you have the right to grant your voting proxy directly to Archipelago Learning or to a third party, or to vote in person at the Annual Meeting.
     If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

What does it mean if I received more than one set of materials?
     This means your shares are registered with different names. For example you may own some shares directly and other shares through a broker, or you may own shares through more than one broker. You will need to follow the instructions in each packet of materials to vote all of your shares.
How may I obtain a separate copy of the 2009 proxy statement or Annual Report?
     If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy statement and the annual report. Stockholders may request to receive separate or additional copies of the proxy statement and annual report by calling (800) 419-3191 or by writing to Archipelago Learning, Inc., 3400 Carlisle Street, Suite 345, Dallas, TX 75204, Attention: Investor Relations.
What do I do if I never received my materials?
     You should contact the proxy or customer service department of your broker. The broker should verify that you were a stockholder on the close of business on April 22, 2010 and give you instructions on how to obtain new proxy materials and cast your vote. Anyone can view our 2010 proxy statement and 2009 Annual Report through our corporate website, www.archipelagolearning.com.
Who is paying the cost of this proxy solicitation?
     We will bear all expenses in preparing, printing, and mailing the proxy materials to our stockholders. This solicitation is made on behalf of our Board of Directors, but may also be made without additional compensation by our officers or employees by telephone, facsimile, email or in person.
What is the Board of Directors recommendation on the included proposals?
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

PROPOSAL 1 – ELECTION OF DIRECTORS
     Archipelago Learning currently has six authorized Directors, all of whom have been recommended for nomination by the Nominating and Corporate Governance Committee of the Board of Directors, and each of whom is currently serving on the Board of Directors. The Directors will hold office from election until the next annual meeting of Stockholders, or until their successors are elected and qualified, or until their earlier resignation or removal. Each person nominated has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating and Corporate Governance Committee and designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
     The names of the nominees for Director, their ages, their positions with Archipelago Learning and other biographical information as of April 22, 2010, are set forth below. There are no family relationships among any of our Directors or executive officers. Beneath the biographical details of each Director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each Director that led the Board of Directors to conclude that each Director should serve on the Board of Directors.

Name	Age	Position
Peter Wilde	42	Chairman
Tim McEwen	56	President, Chief Executive Officer and Director
Brian H. Hall	62	Director
Thomas F. Hedrick	52	Director
David Phillips	33	Director
Michael Powell	47	Director
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE FOLLOWING DIRECTOR NOMINEES.
Brian H. Hall has been a member of our Board of Directors since November 2009. From January 2007 to August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation, a business and professional information company, where he created and led the new corporate investment process, and directed Thomson’s corporate strategy, marketing, communications and branding initiatives. From 1998 to 2006, Mr. Hall served as President and Chief Executive Officer of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard’s and Executive Vice President of McGraw-Hill. Mr. Hall is a former member of the board of directors of Bank One of Colorado Springs and Ryerson of Canada, and currently serves on the board of IHS, Inc., a provider of critical information and insight. Mr. Hall graduated from The Defiance College and has an MBA from the Rochester Institute of Technology.
     Mr. Hall has extensive leadership experience in the education industry and extensive finance experience, particularly in the public company setting, while supervising finance and accounting professionals in his roles at Thomson Corporation and McGraw-Hill. He has experience serving on the boards of several public and private companies.

Thomas F. Hedrick has been a member of our Board of Directors since January 2010. Since 2002, Mr. Hedrick has been Managing Director of two venture capital investment and advisory firms, Dillon Joyce, Ltd. and HP Growth Partners LLC. Mr. Hedrick has also been an advisor to Vortex Partners LP, a Dallas-based venture fund and to SSM Partners, a Memphis-based growth capital fund. From 1987 through 2002, Mr. Hedrick was with McKinsey & Company where he rose to the position of director and managing partner of the Dallas office. While at McKinsey, Mr. Hedrick co-led the North American high tech practice and the Texas private equity and venture capital practices. Mr. Hedrick serves on the board of directors of All Web Leads, a provider of consumer leads for the insurance industry; Bulldog Solutions, an online marketing agency; RealManage, a provider of SaaS and services to homeowner associations; and CelAccess, a provider of wireless access control via SaaS. Mr. Hedrick is past president of an elementary and middle school board and currently serves on the advisory board for the Alliance for Catholic Education consulting initiative. Mr. Hedrick has a B.S. in Chemical Engineering from the University of Notre Dame and has an M.B.A. from Harvard Business School.
     Mr. Hedrick has extensive finance experience, having been in leadership positions at several investment and advisory firms. He has experience serving on the boards of several companies, and, as a former school board president, is familiar with the education industry.
Tim McEwen has been our President and Chief Executive Officer and a member of our Board of Directors since March 2007. From January 2004 to March 2007, Mr. McEwen served as Chief Executive Officer of Harcourt Achieve, Inc., a multinational supplemental education company. From July 2000 to December 2003, Mr. McEwen served as Executive Vice President and Chief Operating Officer of Haights Cross Communications, Inc., which specializes in the development and publication of educational products. From 1996 to 2000, Mr. McEwen served as President and Chief Executive Officer of Thomson Learning’s Higher Education and Lifelong Learning Groups (now Cengage Learning), a publisher of print and digital educational products. Mr. McEwen serves on the board of directors of Edline Holdings LLC, an educational technology company. Mr. McEwen received a B.S. in Education from East Stroudsburg State University and an M.S. in Education from the University of Georgia.
     Mr. McEwen has over 35 years of leadership experience in the education industry, serving in Chief Executive Officer, Executive Vice President and Chief Operating Officer roles at leading educational companies, as well as an educator and user of our products, before joining us as our President and Chief Executive Officer. Mr. McEwen led the rapid growth and expansion of our business and oversaw our initial public offering. In addition, Mr. McEwen has experience serving on the board of a private educational service company.
David Phillips has been a member of our Board of Directors since January 2007. Mr. Phillips is a Principal of Providence Equity Partners. Prior to joining Providence Equity Partners in 2005, Mr. Phillips worked at Hutchison Whampoa China and at Goldman Sachs in the Principal Investment Area. Mr. Phillips serves on the board of directors of Edline Holdings, Inc., an educational technology company, JBP Holdings, LLC, which owns Assessment Technologies Institute, a provider of online educational products, and Jones & Bartlett Learning, a provider of higher education and vocational training solutions. Mr. Phillips received a B.A. from Princeton University and an M.B.A. from Harvard Business School.
     Mr. Phillips represents stockholder interests as he serves as a Principal of Providence Equity Partners, our largest stockholder, and was initially appointed by a majority of our stockholders. Mr. Phillips also has extensive private equity and finance experience serving on the boards of several companies in the education industry. In addition, Mr. Phillips was actively involved in our initial public offering process.

Michael Powell has been a member of our Board of Directors since December 2008. Mr. Powell is the chairman and chief executive of the MK Powell Group, a communications consulting firm, where he has been employed since April 2005. Mr. Powell served also as a Senior Advisor of Providence Equity Partners since July 2005. From January 2001 to April 2005, Mr. Powell served as Chairman of the Federal Communications Commission and just prior, from October 1997 to December 2000, as a Commissioner. From December 1996 to October 1997, Mr. Powell served as Chief of Staff of the Antitrust Division of the Department of Justice. From July 1994 to December 1996, Mr. Powell was an associate in the law firm of O’Melveny & Meyers and clerked for the Hon. Harry T. Edwards, Chief Judge of the U.S. Court of Appeals for the D.C. Circuit from July 1993 to July 1994. From March 1988 to July 1990, Mr. Powell served as a policy advisor to Secretary of Defense Richard B. Cheney. Mr. Powell serves on the board of directors of Cisco Systems, AOL, Altegrity, Education Management Corporation, Object Video, the Rand Corporation, the Aspen Institute and America’s Promise. He also serves on the board of advisors for the Disabled Veterans for Life Memorial effort. Mr. Powell received a B.A. in Government from the College of William and Mary and received a J.D. from Georgetown University Law Center.
     Mr. Powell has extensive leadership experience in the public and private sectors, serving in high ranking government posts, including those with the FCC and the DOJ, and as the chairman and chief executive of a consulting firm. Mr. Powell is an attorney and has significant experience serving on the boards of several public and private companies.
Peter Wilde has been a member of our Board of Directors and Chairman since January 2007. Mr. Wilde is a Managing Director of Providence Equity Partners. Prior to joining Providence Equity Partners in 2002, Mr. Wilde was a General Partner at BCI Partners, where he began his career in private equity investing in 1992. Mr. Wilde is also a director of Asurion Corp., a provider of wireless subscriber services, Decision Resources, Inc., a provider of healthcare research, Edline Holdings, Inc., an educational technology company, Education Management Corporation, a provider of post-secondary education, JBP Holdings, LLC, which owns Assessment Technologies Institute, a provider of online educational products, and Jones & Bartlett Learning, a provider of higher education and vocational training solutions, ikaSystems Corporation, a provider of software and related services to medical insurance companies, and Survey Sampling International. Mr. Wilde received a B.A. from Colorado College and an M.B.A. from Harvard Business School.
     Mr. Wilde represents stockholder interests as he serves as a managing director of Providence Equity Partners, our largest stockholder, and was initially appointed by a majority of our stockholders. Mr. Wilde also has extensive private equity and finance experience and experience serving on the boards of several companies in the education industry. In addition, Mr. Wilde was actively involved in our initial public offering process.
     See “Corporate Governance” below for additional information concerning our Board of Directors.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2010, which will include an audit of the effectiveness of our internal control over financial reporting. Deloitte has served as our independent registered public accounting firm since 2008.
     Representatives from Deloitte are expected to attend the Annual Meeting and will have the opportunity to make statements if they so desire and are expected to be available to respond to appropriate questions.
     Stockholder ratification of the appointment of Deloitte is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. In the event that this appointment is not ratified by the cumulative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines it would be in the best interests of Archipelago Learning and its stockholders.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Pre-Approval Policies and Procedures
     All services provided by Deloitte must be pre-approved by the Audit Committee. The Audit Committee is provided with a description of the scope of the services to be performed by Deloitte each quarter. The Audit Committee reviews the services and approves them if such services are acceptable to the Audit Committee. If any unexpected matters arise, the Audit Committee may receive information regarding such services between meetings and sign a resolution to approve such services.
Audit and Non-Audit Fees
     The following table presents fees billed to us for professional services rendered to Archipelago Learning during the years ended December 31, 2009 and 2008, in thousands.

	2009	2008
Audit Fees, including the audits of our annual consolidated financial statements and reviews of our quarterly consolidated financial statements	$771	$57
Audit-Related Fees	—	—
Tax Fees, including preparation of tax returns, tax advice and consultation	215	—
All Other Fees, including costs related to our initial public offering and related S-1 filings	403	—

Total	$1,389	$57

     All Deloitte fees for 2009 were approved by our Audit Committee prior to the completion of our initial public offering in November 2009.

PROPOSAL 3 – APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK
PURCHASE PLAN
     We are asking stockholders to approve the Amended and Restated Employee Stock Purchase Plan, or ESPP, so we may continue to use the ESPP to attract, retain and reward eligible employees by allowing them to purchase our common stock at a 15% discount through payroll deductions. The Compensation Committee and the Board of Directors each approved the amended ESPP in April 2010, subject to stockholder approval.
     The ESPP will be amended to allow employees to purchase shares of our common stock at a 15% discount from the market price. The revised plan is intended to qualify as an “employee stock purchase plan” within the meaning of Rule 423 of the Internal Revenue Code. The terms of the existing ESPP are discussed in “Compensation Discussion and Analysis — Equity Compensation Plans.”
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.
Summary of the Amended and Restated Employee Stock Purchase Plan
     The following is a summary of the material terms of the amended and restated ESPP, but does not include all of the provisions of the ESPP. For further information about the amended and restated ESPP, we refer you to a complete copy of the amended and restated ESPP, which is attached as an Appendix to this proxy statement.
     The purpose of the ESPP is to give eligible employees the opportunity to purchase shares of our common stock through the use of payroll deductions. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, which will provide U.S. participants with certain tax benefits upon their subsequent sale or other disposition of shares of our common stock that they will purchase under the terms of the plan. The ESPP is generally available to all eligible employees, including our named executive officers under the same offering and eligibility terms, and is not tied to any performance criteria. The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Administration
     The ESPP is administered by our Compensation Committee or any other subcommittee of the Board designated by our Board to administer the ESPP. The administrator has the authority to interpret the ESPP, to establish, amend and rescind any rules and regulations relating to the ESPP, and to make any other determinations that it deems necessary or desirable for the administration of the ESPP. All actions taken and all interpretations and determinations made by the administrator are final and binding upon the participants and the Company and the participating subsidiaries.
Shares Subject to the Plan
     Shares of our common stock issuable under the ESPP may be either newly issued shares, treasury shares or shares we reacquire, including by purchase on the open market. 500,000 shares have been reserved pursuant to the existing ESPP and all such shares remain available for issuance, subject to adjustment.
     If any change is made to our outstanding shares of common stock in connection with any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other like change, the administrator may make appropriate adjustments to, without limitation, the number or kind of shares subject to the ESPP and the purchase price of such shares in order to prevent dilution or enlargement of participants’ rights and to maintain the continuing availability of shares under the ESPP.

Offering Periods
     Shares of our common stock are offered for purchase under the ESPP during one or more offering periods, the timing of which is designated by the administrator. Offering periods are generally anticipated to be six months in length. An employee who participates in the ESPP for a particular offering period will have the right to purchase shares of our common stock on the terms and conditions set forth below.
Eligibility
     In general, all of our full-time employees, including employees of any of our subsidiaries designated as a participating subsidiary are eligible to participate in the ESPP. In no event may an employee be granted a right to purchase shares of our common stock under the ESPP if, immediately after the grant, the employee would own shares of our common stock possessing five percent or more of the total combined voting power or value of all classes of our capital shares or the capital shares of any of our subsidiaries. The administrator may, in its discretion, exclude employees (i) who have not been continuously employed by a participating subsidiary for up to two years, (ii) certain highly compensated employees and (iii) who customarily work less than twenty hours per week or five months per year.
Participation
     Eligible employees who enroll in the ESPP may elect to have between one and ten percent of their eligible compensation withheld and accumulated for the purchase of shares of our common stock at the end of each offering period in which they participate. A participant may not elect to purchase more than $25,000, or a lesser amount determined by the Board, worth of shares of our common stock (based on the fair market value of shares of our common stock determined at grant date) in any calendar year and may not purchase more than 1,000 shares of our common stock during any single offering period.
     Each participant may cancel his or her election to participate in the ESPP by written notice to the administrator in such form and at such times as the administrator may require and any accumulated payroll deductions will be returned to the participant. Participation shall end automatically upon termination of employment for any reason.
Purchase of Shares
     Amounts accumulated for each participant will be used to purchase shares of our common stock at the end of each offering period. The per share purchase price will be determined by the administrator, but shall not be less than 85 percent of the lesser of (i) the fair market value of a share on the first date of the offering period and (ii) the fair market value of a share on the last date of the offering period. Any amounts not used for the purchase of shares of our common stock shall be returned to the participant. No purchase rights will be assignable or transferable by the participant.
     As soon as practicable following the end of each offering period, the number of shares of our common stock purchased by each participant will be deposited into an account established in the participant’s name with a stock brokerage firm designated by the Board of Directors.
Resale Restrictions
     The ESPP is intended to provide shares of our common stock for investment by employees and not for resale. We do not intend to restrict or influence any participant from selling shares of our common stock purchased under the ESPP, subject to compliance with applicable law.
Stockholder Rights
     No participant will have any rights as a stockholder with respect to the shares of our common stock covered by his or her purchase right until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.

Amendment and Termination
     Our Board of Directors may amend or terminate the ESPP at any time, subject to applicable law. Upon a termination shares of our common stock may be issued to participants and any amounts not applied to the purchase of shares of our common stock shall be refunded to the participants.
Federal Income Tax Consequences
     The following summarizes only the federal income tax consequences of participation under the ESPP based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the ESPP is strongly urged to consult with his or her tax advisor regarding participation in the ESPP.
     The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the federal tax code (except to comply with applicable foreign or local law). Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares of our common stock. Amounts deducted from a participant’s pay under the ESPP are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.
     Upon disposition of shares of our common stock, the participant will generally be subject to tax, the amount of which will depend upon the participant’s holding period. If the participant disposes of his or her shares more than two years after the date of option grant and more than one year after the purchase of the shares, the lesser of (i) 15 percent of the fair market value of the shares on the date the option was granted or (ii) the excess (or zero if there is no excess) of the fair market value of the shares on the date of the disposition of the shares over the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the participant disposes of the shares before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.
     We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares of our common stock within two years from date of grant or within one tax year of the date of purchase.

OUR EXECUTIVE OFFICERS
     The following table sets forth the names, ages, and positions as of April 22, 2010, of each executive officer of Archipelago Learning, Inc. Each of our executive officers has been elected by our Board of Directors and will serve until his or her successor is duly elected and qualified.

Name	Age	Position
Tim McEwen	56	President, Chief Executive Officer and Director
James Walburg	56	Executive Vice President, Chief Financial Officer and Secretary
Ray Lowrey	52	Executive Vice President and Chief Technology Officer
Martijn Tel	40	Senior Vice President and Chief Operating Officer
Allison Duquette	50	Senior Vice President and Chief Marketing Officer
Julie Huston	43	Executive Vice President, Global Sales
Tim McEwen has been our President and Chief Executive Officer since March 2007. From January 2004 to March 2007, Mr. McEwen served as Chief Executive Officer of Harcourt Achieve, Inc., a multinational supplemental education company. From July 2000 to December 2003, Mr. McEwen served as Executive Vice President and Chief Operating Officer of Haights Cross Communications, Inc., which specializes in the development and publication of educational products. From 1996 to 2000, Mr. McEwen served as President and Chief Executive Officer of Thomson Learning’s Higher Education and Lifelong Learning Groups (now Cengage Learning), a publisher of print and digital educational products. Mr. McEwen serves on the board of directors of Edline Holdings LLC, an educational technology company. Mr. McEwen received a B.S. in Education from East Stroudsburg State University and an M.S. in Education from the University of Georgia.
James Walburg has been our Executive Vice President and Chief Financial Officer since May 2007. From January 2004 to March 2007, Mr. Walburg served as Senior Vice President and Chief Financial Officer of First American Payment Systems, L.P., a large credit card processing company. From September 1994 to January 2004, Mr. Walburg served as Senior Vice President of Finance and Administration as well as Vice President and Treasurer of IMCO Recycling Inc., a publicly traded metals company. Prior to this, Mr. Walburg also held management positions at NTS, Inc. and Diamond Shamrock Corporation. Mr. Walburg is a certified public accountant and received a B.S. in Economics from the University of Pennsylvania’s Wharton School and an M.B.A. from the Southern Methodist University Cox School of Business.
Ray Lowrey has been our Executive Vice President and Chief Technology Officer since September 2008. From May 2006 to September 2008, Mr. Lowrey served as a Senior Vice President and Chief Technology Officer of Cengage Learning, a publisher of print and digital educational products. Prior to May 2006, Mr. Lowrey also served as Chief Technology Officer of Thomson Gale, an on-line reference publisher, and served in several senior level positions in technology management and software development for EG&G Mound Applied Technologies and Monsanto Research Corporation. Mr. Lowrey received a B.S. in Computer Science and an M.B.A. from the University of Dayton.
Martijn Tel has been our Senior Vice President and Chief Operating Officer since October 2009. From January 2008 to October 2009, Mr. Tel served as Chief Financial Officer and Chief Operating Officer of Medical Media Holdings LLC, a continuing medical education company. From March 2007 to January 2008, Mr. Tel served as the Chief Financial Officer of Harcourt Inc.’s Global Operations Division, an education publishing company. From April 2004 to February 2008, Mr. Tel served as the Chief Financial Officer of Harcourt Achieve, Inc., a multinational supplemental education company. From November 2002 until March 2004, Mr. Tel served as the Chief Financial Officer of Classroom Connect, an education company. Mr. Tel started his career at Elsevier Science and served in several chief financial officer roles, most notably for its e-business, including ScienceDirect and the Global Sales Organization. Mr. Tel has a graduate degree in accounting and finance and a postgraduate controllers degree from the Vrije Universiteit, located in The Netherlands.

Allison Duquette has been our Senior Vice President and Chief Marketing Officer since November 2009. From October 2008 to November 2009, Ms. Duquette was self-employed as an independent consultant for K-12 technology firms in the areas of marketing, sale process, strategic planning, mergers and acquisitions and process re-engineering. From February 2007 to October 2008, Ms. Duquette served as President of the Education Systems Division of MAXIMUS, Inc., a consulting services company. From January 2003 to December 2006, Ms. Duquette served as President and Chief Executive Officer of Spectrum K12, Inc., an education software company. Ms. Duquette received a B.S. in Business Administration from the University of Arizona.
Julie Huston has been our Executive Vice President, Global Sales since April 2008. Ms. Huston joined us as an independent contractor as a Michigan sales representative in August 2002. In January 2007, Ms. Huston was employed by us as a regional sales manager before becoming our Vice President of Sales in April 2008. Prior to joining us, Ms. Huston was Co-Founder and President of Training Express. From 1989 to 1991, Ms. Huston also served as Director of Public Relations and Advertising for Olympia Entertainment. Ms. Huston received a B.A. in English from the University of Michigan.

CORPORATE GOVERNANCE
Board of Directors
     Our business and affairs are managed under the direction of our Board of Directors. Our bylaws provide that our Board of Directors will consist of between three and eleven Directors. Our Board of Directors has determined that the Board shall consist of six Directors.
     Our business and affairs are overseen by our Board of Directors pursuant to applicable laws and regulations and our bylaws. Members of the Board of Directors are kept informed of the Company’s business through discussions with members of management, by reviewing materials provided to them and by participation in Board and Committee meetings. Regular attendance at Board meetings and the Annual Meeting is required of each Director. Members of the Board of Directors are elected annually by the stockholders.
     The Chairman of the Board and the Chief Executive Officer are separate individuals. Our Chairman is not independent, as he is an officer of Providence Equity Partners, a major stockholder. The Board has designated Thomas F. Hedrick as the Independent Presiding Director. Our independent Directors meet in executive session at least five times annually to review any topics specifically delegated to them by the Board and any other topics the independent Directors determine. The Independent Presiding Director has the following responsibilities:
•	to convene, chair and determine agendas for executive sessions;

•	to determine in consultation with the Chairman the schedule for Board meetings, agenda items and the Board’s related information needs;

•	to assist the Board in the evaluation of senior management and communication of such evaluation to the CEO;

•	to serve as an information resource for other Directors and act as a liaison between Directors, committee chairs and management

•	to liaise with stockholders, rating agencies and regulators; and

•	to speak for the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management.
     Our Board of Directors has determined that this leadership structure is appropriate for the Company, as it provides separation between management of the Company and the Board and it segregates authority between independent and non-independent members of the Board, providing representation to minority investors.
     Prior to November 2009, we conducted our business through a limited liability corporation, Archipelago Learning Holdings, LLC, or the LLC. The Company was formed in August 2009. In November 2009, the Company entered into a reorganization transaction, or the Reorganization, whereby the members of Archipelago Learning Holdings, LLC contributed their shares in the LLC to the Company, in exchange for shares of Common Stock of the Company. The members of the Board of Members of the LLC were also elected at Directors to the Board of the Company. The Board met five times during 2009, with 97% attendance of the Directors. No Director attended less than 75% of the meetings during their service on the Board for 2009.
Director Independence and Controlled Company Exception
     In making independence determinations, the Board of Directors observes all criteria for independence established by the SEC, NASDAQ and other governing laws and regulations. Our Board of Directors has affirmatively determined that Messrs. Hall, Hedrick and Powell are independent Directors under the rules of NASDAQ and that Messrs. Hall and Hedrick are independent Directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

     Providence Equity Partners controls a majority of the voting power of our outstanding common stock pursuant to the terms of a voting agreement, which terminates on May 19, 2010. As a result, until the termination of the voting agreement, we are a “controlled company” within the meaning of NASDAQ corporate governance standards. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance standards, including:
•	the requirement that a majority of the Board of Directors consist of independent Directors;
•	the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent Directors;
•	the requirement that our Compensation Committee be composed entirely of independent Directors; and
•	the requirement for an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee.
     We have utilized these exemptions. As a result, we do not have a majority of independent Directors, our Nominating and Corporate Governance Committee and Compensation Committee do not consist entirely of independent Directors and such committees have not been subject to annual performance evaluations. Upon expiration of the voting agreement, we will no longer qualify as a “controlled company” and we will make the necessary modifications to our Board and committee structure over the NASDAQ required phase-in period.
Committees of the Board of Directors
     Our Board of Directors has appointed committees to perform certain management and administration functions. Our Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Audit Committee
     The Audit Committee operates under a charter, which can be found on our website at www.archipelagolearning.com. The primary purpose of the Audit Committee is to assist the Board’s oversight of:
•	the integrity of our financial statements;
•	our systems of control over financial reporting and disclosure controls and procedures;
•	our compliance with legal and regulatory requirements;
•	our independent auditors’ qualifications and independence;
•	the performance of our independent auditors and our internal audit function;

•	all related person transactions for potential conflict of interest situations on an ongoing basis; and

•	the preparation of the report required to be prepared by the committee pursuant to SEC rules.
     Messrs. Hall, Hedrick and Phillips serve on the Audit Committee. Mr. Hall serves as chairman of the Audit Committee and also qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our Board of Directors has affirmatively determined that Messrs. Hall and Hedrick meet the definition of “independent directors” for the purposes of serving on the Audit Committee under applicable SEC and NASDAQ rules, and we intend to comply with these independence requirements for all members of the Audit Committee within the required phase-in period. The Audit Committee was formed in connection with our initial public offering in November 2009 and met once during 2009.

Compensation Committee
     The Compensation Committee operates under a charter, which can be found on our website at www.archipelagolearning.com. The primary purpose of our Compensation Committee is to:
•	recommend to our Board of Directors for consideration, the compensation and benefits of our executive officers and key employees;

•	monitor and review our compensation and benefit plans;

•	administer our stock and other incentive compensation plans and programs and prepare recommendations and periodic reports to the Board of Directors concerning such matters;

•	prepare the compensation committee report required by SEC rules to be included in our annual report;

•	prepare recommendations and periodic reports to the Board of Directors as appropriate; and

•	handle such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.
     Messrs. Hall, Phillips and Wilde serve on the Compensation Committee, and Mr. Wilde serves as the chairman. Our Board of Directors has affirmatively determined that Mr. Hall meets the definition of an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended and the definition of a “non-employee director” for the purposes of Section 16 of the Exchange Act. The Compensation Committee was formed in connection with our initial public offering in November 2009 and met once during 2009.
     None of our executive officers serves on the compensation committee or board of directors of any other company of which any of the members of our Compensation Committee or any of our Directors is an executive officer.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee operates under a charter, which can be found on our website at www.archipelagolearning.com. The primary purpose of the Nominating and Corporate Governance Committee is to:
•	identify and recommend to the Board individuals qualified to serve as Directors of our Company and on committees of the Board;

•	advise the Board with respect to the Board composition, procedures and committees;

•	develop and recommend to the Board a set of corporate governance guidelines and principles applicable to us; and

•	review the overall corporate governance of our Company and recommend improvements when necessary.
     Messrs. Hall, Powell and Wilde serve on the Nominating and Corporate Governance Committee, and Mr. Hall serves as the chairman. Our Board of Directors has affirmatively determined that Messrs. Hall and Powell meet the definition of “independent directors” for the purpose of serving on the Nominating and Corporate Governance Committee under applicable NASDAQ rules. The Nominating and Corporate Governance Committee was formed in connection with our initial public offering in November 2009 and met once during 2009.

Director Nominations
     Either the Board or stockholders may recommend candidates for the Board of Directors. Stockholders wishing to submit candidates should provide the information about the candidate to be considered in writing to the Nominating and Corporate Governance Committee, c/o Archipelago Learning, Inc., 3400 Carlisle St, Suite 345, Dallas, TX 75204. Candidate information should include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Archipelago within the last three years and evidence of the nominating person’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve. Stockholders may also nominate candidates at the Annual Meeting after providing advance notice to the Company of the nomination by submitting it in writing to the Company at least 90 days and no more than 120 days prior to the anniversary of the most recent Annual Meeting of Stockholders, provided that if the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s Annual Meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting is first given.
     In selecting Director candidates proposed by either the Board or stockholders, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of Directors approved by the Board, including integrity, objectivity, sound judgment, leadership, courage and diversity. Diversity characteristics considered by the Nominating and Corporate Governance Committee include the types of experience and skills held by the Board members, including finance, operational, strategy, risk, regulatory and oversight experience and skills, the current commitments of the Board members and the perspective of the Board members, including representation of large stockholders, management, and minority investors. The diversity of the Board is one of the factors utilized in the annual review of the Board performed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers the current composition of the Board, the annual evaluation of the Board of Directors as a whole and the performance of individual Directors, in order to determine the types of experience and skills that are required by the Board with its current members. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for Director candidates, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of Directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the education and/or Software as a Service industry and Archipelago Learning’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
     With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Corporate Governance Committee deems necessary or proper. In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify Director candidates and has the authority to approve the fees and retention terms of any search firm. The Nominating and Corporate Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional Directors prior to the annual meeting of stockholders at which Directors are elected. After completing its review and evaluation of Director candidates, the Nominating and Corporate Governance Committee recommends the Director nominees to the full Board of Directors for consideration.

Code of Business Conduct and Ethics
     We have adopted a code of business conduct and ethics that applies to all of our employees, officers and Directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics is available on our website at www.archipelagolearning.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Related Party Transactions
     We have adopted a Related Person Transaction Policy, which can be found on our website, www.archipelagolearning.com. Our Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our Directors, Director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our controller is primarily responsible for the development and implementation of processes and controls to obtain information from our Directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
     As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.
     Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.
     The Audit Committee has ratified or approved the following related party transactions or relationships for the year ended December 31, 2009.
     The Company is a party to an agreement with MHT Securities, L.P. to provide financial advice in connection with the identification, evaluation and acquisition of one or more businesses. MHT Securities, L.P. is an affiliate of MHT-SI, L.P. and MHT-SI GP, L.L.C., both stockholders in the Company. Under the terms of the agreement, the Company must pay a transaction fee to MHT Securities, L.P. upon the successful consummation of a merger, acquisition, consolidation, divestiture or similar transaction with any company initially identified and contacted by MHT Securities, L.P. as a potential acquisition for the Company. The amount of this transaction fee is dependent upon the size of the acquisition, but in no circumstances less than $250,000. The Company is also responsible for reimbursing any reasonable expenses incurred in connection with this agreement. During 2009, we paid approximately $14,000 in expenses related to this agreement.
     We buy information technology and services from CDW Corporation, a portfolio company of Providence Equity Partners, which controls certain funds which are stockholders in the Company. Although we do not have any long-term contracts or purchase agreements outstanding with CDW, we purchased approximately $748,000 of information technology and services from CDW in 2009.

     In August 2009, in conjunction with Providence Equity Partner’s acquisition of Edline Holdings, Inc., or Edline, a private Chicago-based educational technology company, we made a strategic minority investment in Edline. We purchased 285,601 Series A shares of Edline for $2.7 million (which reflects a reduction of $0.2 million of transaction fees we received in connection with the transactions), representing 6.9% of Edline’s outstanding Series A shares. In addition, Edline borrowed $2.1 million from us pursuant to a five-year promissory note, which bears interest at 9.5% per annum and requires semi-annual interest-only payments. Edline provides online Learning Community Management Systems, or LCMS, solutions that help schools improve student performance by harnessing the power of parental involvement, supporting teachers, and engaging the learning community. Services include web hosting, content management, information portals, tools for classroom management, gradebook, notification, student data analytics, virtual storage and related technologies.
     In November 2009, we completed our sale of the operations of TeacherWeb to Edline for an aggregate purchase price of $13 million, consisting of $6.5 million in cash (reduced by approximately $1.5 million of cash remaining on TeacherWeb’s balance sheet), Series A shares of Edline valued at $3.7 million and $2.8 million of five-year debt securities that bear interest at 9.5% per annum and require semi-annual interest-only payments. We believe the sale of TeacherWeb, coupled with our earlier investment in Edline, will enable us to focus on growing our core business of providing online standards-based instruction, practice, assessment and reporting programs through our Study Island and Northstar Learning products, while partnering with Edline to integrate Study Island’s content with Edline’s community management solutions. In addition, we repaid $6.5 million on our term loan in connection with the sale. As a result of the sale, TeacherWeb’s guarantee of our credit facility was released. Also as a result of the sale, we hold 11.2% of Edline’s outstanding Series A shares and $4.9 million of Edline’s senior debt.
     As part of the sale of TeacherWeb, the Company signed a transition services agreement with Edline whereby the Company performs certain accounting and administrative functions related to TeacherWeb for a period not to exceed six months from the sale. During the transition period, certain costs are paid by the Company on behalf of TeacherWeb, which are billed to and reimbursed by Edline. The Company receives no fee for the performance of these services. For the year ended December 31, 2009, The Company paid approximately $0.2 million on behalf of TeacherWeb, of which $0.1 million was receivable as of December 31, 2009.
Indemnification of Officers and Directors
     Our certificate of incorporation and bylaws provide that we will indemnify our Directors and officers to the fullest extent permitted by Delaware General Corporation Law, or DGCL. We have directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
     In addition, our certificate of incorporation provides that our Directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the Director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the Director derived an improper personal benefit.
     We have also entered into indemnification agreements with each of our executive officers and Directors. The indemnification agreements provide the executive officers and Directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law.
     There is no pending litigation or proceeding naming any of our Directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any Director or officer.
Board Role in Risk Oversight
     Our Board of Directors is responsible for oversight of our risk assessment and management process. The Board has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the Audit Committee tasks related to risk process oversight. In exercising its oversight duties, the Board receives reports from each committee regarding the committee’s considerations and actions. The Audit Committee’s process includes working with the Chief Financial Officer and other members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee may also, from time to time, receive updates between meetings from the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters.
Communications to the Board of Directors
     Stockholders may submit communications to the Board of Directors in writing by sending them to the Board of Directors, c/o Archipelago Learning, Inc., 3400 Carlisle St., Suite 345, Dallas, TX 75204, along with a copy of documentation showing the stockholder’s current holding in ARCL stock. All such communications are forwarded to the Lead Presiding Director, who receives and reviews them, forward such communications to the appropriate committee of the Board of Directors or non-employee Director, and facilitates an appropriate response.
Director Compensation
     Prior to our initial public offering in November 2009, we did not pay our Directors any compensation for their Board service. Our Board of Directors has approved a plan for annual compensation for our Directors who are not our employees or employees of Providence Equity Partners, effective as of the date of the consummation of our initial public offering. These Directors receive an annual retainer of $20,000 and a fee of $1,000 for each meeting they attend. The annual retainer is payable at the Director’s option either 100% in cash or 100% in shares of our common stock. In addition, these Directors receive an annual restricted stock award with a grant date fair market value of $25,000, which will vest on the first anniversary of the grant date. The non-management chair of the Audit Committee receives an additional $10,000 fee payable at his or her option either 100% in cash or 100% in shares of our common stock. No separate committee meeting fees are paid.
     All Directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending Board and committee meetings.
     Directors that met the criteria to receive compensation received the following amounts for the year ended December 31, 2009.

		Fees Paid in
		Common Stock
		and Restricted
	Fees Paid in	Common Stock	All Other
	Cash	Awards(1)	Compensation	Total
Brian H. Hall	$1,000	$32,093	$—	$33,093
Michael Powell	1,000	26,252	—	27,252

(1)	Reflects the fair value of the awards on the grant date of November 19, 2009 of $16.50 per share of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT
     The following table sets forth certain information as of April 22, 2010, by (a) each person known by us that beneficially owns 5% or more of our outstanding shares of common stock, (b) each or Directors and named executive officers and (c) all of our current Directors and executive officers as a group.
     Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 25,105,410 shares of common stock outstanding as of April 22, 2010. Unless otherwise indicated, the address for each holder listed below is Archipelago Learning, Inc., 3400 Carlisle Street, Suite 345, Dallas, Texas 75204.

		Shares of	Shares of	Total
	Shares of	Outstanding	Common Stock	Combined
	Outstanding	Restricted	Underlying	Number
	Common Stock	Common Stock	Options	of Shares	Percentage
Beneficial Owners of 5% or More
Providence Equity Partners(1)	12,273,954	—	—	12,273,954	48.9%
Cameron Chalmers	1,512,158	179,653	—	1,691,811	6.7%
David Muzzo	1,512,158	179,653	—	1,691,811	6.7%
Waddell & Reed(2)	1,326,650	—	—	1,326,650	5.3%
Directors and Executive Officers
Tim McEwen	230,070	525,088	116,503	871,661	3.5%
James Walburg	40,090	110,083	97,208	247,381	*
Ray Lowrey	13,346	137,806	91,500	242,652	*
Martijn Tel	—	—	91,590	91,590	*
Julie Huston	39,210	16,568	30,530	86,308	*
Brian Hall	1,061	884	—	1,945	*
Thomas F. Hedrick	403	504	—	907	*
David Phillips(3)	—	—	—	—	—
Michael Powell	707	884	—	1,591	*
Peter Wilde(3)	—	—	—	—	—
All Directors and executive officers as a group (11 persons)	324,887	791,817	457,861	1,574,565	6.3%

*	Represents beneficial ownership less than 1% of our outstanding common stock.

(1)	Represents (i) 10,599,689 shares of common stock held by Providence Equity Partners V L.P. (“PEP V”) and (ii) 1,674,265 shares of common stock held by Providence Equity Partners V-A, L.P. (“PEP V-A”).

Providence Equity GP V L.P. is the general partner of PEP V and PEP V-A and may be deemed to share beneficial ownership of shares owned by PEP V and PEP V-A. Providence Equity Partners V L.L.C. is the general partner of Providence Equity GP V L.P. and may be deemed to share beneficial ownership of shares owned by Providence Equity GP V L.P., PEP V and PEP V-A. Messrs. Jonathan Nelson, Glenn Creamer and Paul Salem each are members of Providence Equity Partners V L.L.C. and partners of Providence Equity GP L.P. and may be deemed to share beneficial ownership of shares owned by Providence Equity Partners V L.L.C., Providence Equity GP V L.P., PEP V and PEP V-A. Each of Providence Equity GP V L.P., Providence Equity Partners V L.L.C. and Messrs. Nelson, Creamer and Salem disclaims this beneficial ownership, except to the extent of their pecuniary interest therein.

The address of Messrs. Nelson, Creamer and Salem and the entities in this footnote is c/o Providence Equity Partners, 50 Kennedy Plaza, Suite 1801, Providence, Rhode Island, 02903.
Footnotes continued on following page

(2)
Represents shares of common stock beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company (“WRIMCO”), which has all investment and/or voting power over securities owned by advisory clients. Information regarding these shares is based solely on information obtained from WRIMCO. The address of WRIMCO is 6300 Lamar Avenue, Overland Park, Kansas, 66202.

(3)
Does not include shares held by Providence Equity Partners V L.P. and Providence Equity Partners V-A L.P. By virtue of their affiliation with Providence Equity Partners, including as limited partners of Providence Equity GP V L.P., Messrs. Wilde and Phillips may be deemed to have or share beneficial ownership of shares held by each of Providence Equity Partners V L.P. and Providence Equity Partners V-A, L.P. and their affiliated entities. See footnote (1) above. Messrs. Wilde and Phillips disclaim any such beneficial ownership of such shares, except to the extent of their pecuniary interest therein. The address of Messrs. Wilde and Phillips is c/o Providence Equity Partners, 50 Kennedy Plaza, Suite 1801, Providence, Rhode Island, 02903.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in their beneficial ownership of our common stock with the SEC. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.
     Based solely upon a review of such reports or written representations furnished to us that no other reports were required, we believe that during the year ended December 31, 2009, all of our executive officers, Directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     The table below provides information regarding shares of common stock authorized for issuance under our equity compensation plans as of December 31, 2009. All such plans have been approved by security holders.

			Potential	Remaining
	Total Shares	Shares Issued	Shares Issued	Authorized
Plan	Authorized	Under Plan	Under Option	Shares
2009 Omnibus Incentive Plan	2,198,172	3,536	552,594	1,642,042
Employee Stock Purchase Plan	500,000	—	—	500,000

COMPENSATION DISCUSSION AND ANALYSIS
     This compensation discussion and analysis section provides information about the material elements of the compensation paid, awarded to or earned by our “named executive officers,” who consist of our chief executive officer, our executive vice president and chief financial officer, and our three other most highly compensated executive officers. For 2009, the named executive officers were:
•	Tim McEwen, our President and Chief Executive Officer;

•	James Walburg, our Executive Vice President, Chief Financial Officer and Secretary;

•	Ray Lowrey, our Executive Vice President and Chief Technology Officer;

•	Martijn Tel, our Senior Vice President and Chief Operating Officer; and

•	Julie Huston, our Executive Vice President, Global Sales.
     This compensation discussion and analysis section addresses and explains the compensation practices that were followed in 2009 and prior periods, the numerical and related information in the summary compensation and other tables presented below as well as a discussion of our anticipated future compensation policy and approach.
History
     Prior to our initial public offering in November 2009, we were a privately held company with a limited number of equity holders. As such, we have not been subject to NASDAQ listing requirements or SEC rules requiring a majority of our Board of Directors be independent or relating to the formation and functioning of Board committees, including a Compensation Committee. We established a Compensation Committee in connection with our initial public offering.
     Most, if not all, of our prior compensation policies have been the product of negotiations between the named executive officers and our founders or the board of managers of Archipelago Learning Holdings, LLC, our subsidiary and reporting entity prior to a corporate reorganization enacted in contemplation of our initial public offering in November 2009. Prior to the acquisition of the Company by Providence Equity Partners in January 2007, compensation for all of our employees was determined solely by our founders, Cameron Chalmers and David Muzzo. In connection with the Providence Equity acquisition and the hiring of Messrs. McEwen, Walburg and Lowrey, we entered into employment agreements with our founders, Mr. Chalmers and Mr. Muzzo, as well as with certain of our named executive officers, including Mr. McEwen, Mr. Walburg and Mr. Lowrey. In August 2009, we entered into an employment agreement with Ms. Huston. In August 2009, Messrs. McEwen and Walburg entered into new employment agreements. In October 2009, we entered into an employment agreement with Mr. Tel. In February 2010, we entered into an amended employment agreement with Mr. Lowrey. The terms of all of those employment agreements were negotiated by the employee and the board of managers of Archipelago Learning Holdings, LLC or the Board of Directors of the Company. Compensation decisions for 2009 relating to our named executive officers who were party to employment agreements, including the determination of annual bonuses and other incentive-based awards, were also made by the board of managers of Archipelago Learning Holdings, LLC or the Board of Directors of the Company.
Objectives and Philosophy of Executive Compensation Policy
     Our objective is to maintain a compensation policy that provides a competitive total executive compensation package that attracts and retains individuals of exceptional ability and managerial talent in a highly competitive market. Our executive compensation program is designed to align executive compensation with our key strategic, financial and operational goals and with the long-term interests of our stockholders.
     Subsequent to our initial public offering, the Compensation Committee is responsible for implementing and administering all aspects of our benefits and compensation plans and programs. The Compensation Committee makes certain determinations in consultation with and based on recommendations by Messrs. McEwen and Walburg.

     For 2009, the Compensation Committee reviewed overall company and individual performance, as well as the applicable terms of any employment agreements, in connection with the review and determination of each named executive officer’s compensation. For overall company performance, the Compensation Committee reviewed and considered service revenue, invoiced sales and Adjusted EBITDA. As an emerging growth company, we believe that increasing revenue and profitability are directly related to increasing stockholder value and linking compensation with company performance in these areas is supportive of the long-term interests of stockholders. Ms. Huston’s performance is also based on the achievement of sales goals, including overall sales, new business sales and sales to existing customers. For individual performance, the Compensation Committee reviews the executive’s achievement of non-financial objectives and consults with and considers the recommendations of Mr. McEwen. The Compensation Committee may also make compensation decisions on a discretionary basis.
     We anticipate that in future periods, the Compensation Committee may engage an independent outside compensation consultant to construct a peer group of companies, provide market information, provide advice on market practices and support specific decisions regarding compensation for named executive officers. In addition, Messrs. McEwen and Walburg, in consultation with the Board of Directors, establish annual budgets, including sales targets and other performance-related goals, which the Compensation Committee may consult in making decisions with respect to bonuses and other payments.
Tax and Accounting Considerations
     While we generally considered the financial accounting and tax implications of our executive compensation, neither element was a material consideration in the compensation awarded to our named executive officers in 2009.
Elements of Executive Compensation
     Our executive compensation includes the following elements: base salaries, annual performance bonuses, an equity compensation plan, a defined contribution plan and a benefits package.
Base Salary
     We establish base salaries for our executive officers generally based on the scope and essential elements of each of his or her duties, as well as the abilities, performance and experience of the named executive officers. We seek to set these salaries competitively, with the intent to attract and retain our key executive officers. Each of Messrs. McEwen’s, Walburg’s, Lowrey’s, and Tel’s and Ms. Huston’s employment agreement establishes their respective base salaries, which may be increased at the discretion of the Board of Directors, at the recommendation of the Compensation Committee based on their evaluation of our performance over the year, the executive officer’s performance of his or her duties and the impact of the executive officer’s performance in driving our growth and earnings. We use Adjusted EBITDA as a key measure in determining our performance and, therefore, Adjusted EBITDA is another factor the board of managers may consider in making adjustments to base salaries. We anticipate that the Board of Directors and the Compensation Committee may consider market practice in adjusting base salaries as well. The board of managers of Archipelago Learning Holdings, LLC approved increases in each of Messrs. McEwen’s and Walburg’s, base salaries for 2008 and for 2009. The board of managers of Archipelago Learning Holdings, LLC also approved each of Messrs. McEwen’s and Walburg’s new employment agreements. The Board of Directors, at the recommendation of the Compensation Committee, approved a new employment agreement for Mr. Lowrey. See “— Employment Agreements.” Ms. Huston’s base salary for 2008 was established by the board of managers of Archipelago Learning Holdings, LLC in consultation with Messrs. McEwen and Walburg and has been reviewed on an annual basis, based on factors including the general performance of our sales team, growth into additional sales markets resulting in increased responsibility, the growth of our sales team and annual increases in our sales. We expect that the Compensation Committee will consult with Messrs. McEwen and Walburg and continue to assess these performance bonuses in a similar manner in future periods.

Annual Performance Bonus
     We believe it is important to provide cash incentive bonuses to provide incentives for our executive officers to meet annual company and individual objectives established by our Board of Directors, in consultation with Messrs. McEwen and Walburg (other than bonuses for the chief executive officer and chief financial officer, which were established solely by the board of managers of Archipelago Learning Holdings, LLC and our Board of Directors), and to reward performance for meeting those objectives. Bonus arrangements are identified in employment agreements and are generally determined by company performance as measured against the budget for the applicable year. For a discussion of the bonus arrangements in the employment agreements for the named executive officers and for amounts awarded in 2009, see “— Employment Agreements” and “— Grants of Plan-Based Awards in 2009.” In 2009, the Board of Directors approved bonuses to our named executives at their maximum amounts, per their employment agreements. In 2008, the board of managers of Archipelago Learning Holdings, LLC made discretionary adjustments to the bonus payments to Messrs. McEwen and Walburg set forth in their respective employment agreements based on an evaluation of our performance, the executive officer’s performance of his duties and the impact of the executive officer’s performance in driving our growth and earnings. We use Adjusted EBITDA as a key measure in determining our performance and therefore, Adjusted EBITDA is another factor the board of managers considers in making adjustments to annual bonus payments. Adjusted EBITDA is a term defined in our credit agreement, which includes operating income, adjusted for depreciation, amortization, the change in deferred revenue, stock-based compensation, and other permitted items, such as acquisition expenses, severance, executive recruitment, certain professional services, agency fees and unusual, non-recurring charges. In 2008, Adjusted EBITDA was $21.9 million compared to $14.1 million in 2007 and $8.1 million in 2006. Given this 55% increase in Adjusted EBITDA from 2007 to 2008 and 73% increase in Adjusted EBITDA from 2006 to 2007, our board of managers approved increases in bonus payment for certain of our executive officers for both 2007 and 2008. We anticipate that the Compensation Committee will also exercise a measure of discretion in determining bonus awards in future periods based on similar factors.
     Employees who are not party to employment agreements are also eligible for annual performance bonuses. Ms. Huston, as the Executive Vice President, Global Sales, is eligible for a performance bonus twice a year, as set forth in her employment agreement, and prior to her entry into an employment agreement, as established by the Board of Directors in consultation with Messrs. McEwen and Walburg, reflecting performance during the two six-month sales cycles in a calendar year, ending in June and December. Historically, Messrs. McEwen and Walburg have determined Ms. Huston’s bonus based on the results during the applicable period as compared with target sales levels, previously set according to a formula tied to overall sales results for the business and specific performance targets. Bonus payments for Messrs. McEwen, Walburg, Lowrey, and Tel and Ms. Duquette are made once a year, after our financial results for the year are available. Bonus payments for our other employees are made twice a year, based on six-month performance periods. The Compensation Committee will consult with Messrs. McEwen and Walburg and continue to assess these performance bonuses in a similar manner in future periods.
Equity Compensation Plans
     2007 Equity Compensation Plan
     Upon the Company’s acquisition by Providence Equity Partners in 2007, we established the 2007 Equity Compensation Plan as a long-term compensation program for our executive officers and certain other employees using equity-based awards and accordingly compensate our executive officers and certain other employees based on the value of our equity. We believe that when our executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.
     Under the 2007 Equity Compensation Plan, we granted Class B and Class C shares in Archipelago Learning Holdings, LLC to our executive officers and certain other employees in accordance with the terms of the Archipelago Learning Holdings, LLC Agreement. These participation shares were granted to employees who we determined to be key employees for our business, in connection with certain employee promotions and to certain newly hired employees. The Class B shares vested over time subject to the participant’s continued employment by or service to Archipelago Learning, LLC. The Class C shares were subject to performance hurdles and holders of the Class C shares were only entitled to distributions if he or she was employed by or provided service to Archipelago Learning, LLC at the time that distributions were made.

     No holder of Class B or Class C shares was eligible to receive distributions, as the holders of the Class A and did not receive distributions equal to 100% of their capital contributions and a preferred return of 12% per annum on the Class A capital contributions.
     The reorganization completed prior to our initial public offering in November 2009 was treated as a liquidation event of Archipelago Learning Holdings, LLC, and holders of Class B shares and Class C shares received our common stock and restricted common stock in an amount equal to the value they would have received upon a liquidation of Archipelago Learning Holding, LLC with liquidation proceeds implied by the initial public offering price. Executive officers and employees who held Class B shares received common stock for all vested shares and restricted common stock, subject to time-based vesting over the same schedule their existing Class B shares vested, for all unvested shares. Executive officers who held Class C shares received restricted common stock, subject to vesting based on performance measures, including the return on investment of Providence Equity Partners through distributions or sales. Employees who held Class C shares received common stock. No additional awards will be granted under the 2007 Equity Compensation Plan.
     2009 Omnibus Incentive Plan
     We adopted our 2009 Omnibus Incentive Plan, or the 2009 Plan, in connection with our initial public offering. The 2009 Plan became effective in November 2009 and a total of 2,198,172 shares of our common stock were reserved for issuance. The 2009 Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. Directors, officers and other employees of us and our subsidiaries, as well as other individuals performing services for us, are eligible for grants under the 2009 Plan. The purpose of the 2009 Plan is to provide incentives that will attract, retain and motivate highly competent officers, Directors, employees and other service providers by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary of the material terms of the 2009 Plan, but does not include all of the provisions of the 2009 Plan. For further information about the 2009 Plan, we refer you to the complete copy of the 2009 Plan, as filed with the SEC.
     The 2009 Plan provides for its administration by the Compensation Committee of our Board of Directors or any committee designated by our Board of Directors to administer the 2009 Plan. The Compensation Committee is empowered to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2009 Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the 2009 Plan as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our Board of Directors are final and binding.
     The 2009 Plan makes available an aggregate of 2,198,172 shares of our common stock, subject to adjustments. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without the issuance of shares or is otherwise settled for cash, shares of our common stock allocable to such award, to the extent of such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for the purposes of the 2009 Plan. If any award is exercised by tendering shares of our common stock to us, either as full or partial payment, in connection with the exercise of such award under the 2009 Plan or to satisfy our withholding obligation with respect to an award, only the number of shares of our common stock issued net of such shares tendered will be deemed delivered for purposes of determining the maximum number of shares of our common stock then available for delivery under the 2009 Plan.
     Members of our Board of Directors, as well as employees of, and service providers to, us or any of our subsidiaries and affiliates are eligible to participate in the 2009 Plan. The selection of participants is within the sole discretion of the Compensation Committee.

     The 2009 Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, or “restricted stock,” other stock-based awards and performance-based compensation, collectively, the “awards.” The Compensation Committee will, with regard to each award, determine the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.
     Awards granted under the 2009 Plan shall be evidenced by award agreements (which need not be identical) that provide additional terms and conditions associated with such awards, as determined by the Compensation Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the 2009 Plan and any such award agreement, the provisions of the 2009 Plan shall prevail.
     An option granted under the 2009 Plan permits a participant to purchase from us a stated number of shares at an option price established by the Compensation Committee, subject to the terms and conditions described in the 2009 Plan, and such additional terms and conditions, as established by the Compensation Committee, in its sole discretion, that are consistent with the provisions of the 2009 Plan. Options shall be designated as either a nonqualified stock option or an incentive stock option, provided that options granted to non-employee Directors and other non-employee service providers shall be nonqualified stock options. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. None of us, including any of our affiliates or the Compensation Committee, shall be liable to any participant or to any other person if it is determined that an option intended to be an incentive stock option does not qualify as an incentive stock option. Each option shall conform to the requirements of the 2009 Plan, and may contain such other provisions as the Compensation Committee shall deem advisable.
     The exercise price of an option granted under the 2009 Plan may not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided the exercise price of an incentive stock option granted to a person holding greater than 10% of our voting power may not be less than 110% of such fair market value on such date. The Compensation Committee will determine the term of each option at the time of grant in its discretion; however, the term may not exceed ten years (or, in the case of an incentive stock option granted to a ten percent stockholder, five years).
     A stock appreciation right entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the stock appreciation right. The payment of the value may be in the form of cash, shares of our common stock, other property or any combination thereof, as the Compensation Committee determines in its sole discretion. Subject to the terms of the 2009 Plan and any applicable award agreement, the grant price (which shall not be less than 100% of the fair market value of a share of our common stock on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right shall be determined by the Compensation Committee. The term of a stock appreciation right may not exceed 10 years.
     An award of restricted stock is a grant of a specified number of shares of our common stock, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant shall specify the period(s) of restriction, the number of shares of restricted stock subject to the award, the performance, employment or other conditions (including the termination of a participant’s service whether due to death, disability or other cause) under which the restricted stock may be forfeited to the company and such other provisions as the Compensation Committee shall determine. The Compensation Committee may require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Unless otherwise determined by the Compensation Committee and set forth in the award agreement, a participant holding restricted stock will not have the right to vote and will not receive dividends with respect to such restricted stock.

     The Compensation Committee, in its sole discretion, may grant awards of shares of our common stock and awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of, such shares (the “other stock-based awards”). Such other stock-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the 2009 Plan, the Compensation Committee shall determine to whom and when other stock-based awards will be made, the number of shares of our common stock to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards shall be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such awards.
     To the extent permitted by Section 162(m) of the Internal Revenue Code, or the Code, the Compensation Committee is authorized to design any award so that the amounts or shares payable and distributable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The vesting, crediting and/or payment of performance-based compensation shall be based on the achievement of objective performance goals based on one or more of the following measures: (a) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income; (c) operating income; (d) earnings per share; (e) book value per share; (f) return on stockholders’ equity; (g) expense management; (h) return on investment; (i) improvements in capital structure; (j) profitability of an identifiable business unit or product; (k) maintenance or improvement of profit margins; (l) stock price; (m) market share; (n) revenues or sales; (o) costs; (p) cash flow; (q) working capital; and (r) return on assets. Such measures may be used to measure our performance or the performance of any of our business units and may be used to compare our performance against the performance of a group of comparable companies, or a published index.
     Unless otherwise determined by the Compensation Committee, an award shall not be transferable or assignable by a participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against us or any of our subsidiaries or affiliates. Any permitted transfer of the awards to heirs or legatees of a participant shall not be effective to bind us unless the Compensation Committee has been furnished with written notice thereof and a copy of such evidence as the Compensation Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the 2009 Plan.
     Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.
     In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares of our common stock, exchange of shares of our common stock, dividend in kind, extraordinary cash dividend, or other like change in capital structure (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Compensation Committee, to prevent dilution or enlargement of participants’ rights under the 2009 Plan, shall substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the 2009 Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price, grant price or purchase price applicable to outstanding awards, the annual award limits, and/or other value determinations applicable to the 2009 Plan or outstanding awards.
     Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Compensation Committee shall determine otherwise in the award agreement, the Compensation Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding awards under the 2009 Plan by us (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under all then outstanding awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding awards must be exercised, to the extent then exercisable, within fifteen days immediately prior to the scheduled consummation of the event, or such other period as determined by the Compensation Committee (in either case contingent upon the consummation of the event), and at the end of such period, such awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the Compensation Committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the change of control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no such consideration is paid, fair market value of the shares subject to such outstanding awards or portion thereof being canceled) over the aggregate option price or grant price, as applicable, with respect to such awards or portion thereof being canceled.
     Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2009 Plan or any portion thereof or any award (or award agreement) thereunder at any time.
     To the extent that the 2009 Plan and/or awards are subject to Section 409A of the U.S. Internal Revenue Code, or the Code, the Compensation Committee may, in its sole discretion and without a participant’s prior consent, amend the 2009 Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the 2009 Plan and/or any award from the application of Section 409A of the Code, (b) preserve the intended tax treatment of any such award, or (c) comply with the requirements of Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the grant. This plan shall be interpreted at all times in such a manner that the terms and provisions of the 2009 Plan and awards are exempt from or comply with Section 409A guidance.
     The Compensation Committee will determine, subject to any employment agreements, any future equity awards that each named executive officer will be granted pursuant to the 2009 Omnibus Incentive Plan.
     Existing Employee Stock Purchase Plan
     We adopted our existing Employee Stock Purchase Plan, or the ESPP, in connection with our initial public offering in November 2009. The purpose of the ESPP is to provide our eligible employees and employees of our subsidiaries with an opportunity to purchase shares of our common stock through payroll deductions. The ESPP is designed to provide an incentive to attract, retain and reward eligible employees. The ESPP will be generally available to all eligible employees, including our named executive officers, under the same offering and eligibility terms, and will not be tied to any performance criteria. The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. We are asking stockholders to approve an Amended and Restated Employee Stock Purchase Plan. The Amended and Restated ESPP will allow employees to purchase shares of our common stock at a 15% discount from the market price at the time of purchase. The plan is intended to qualify as an “employee stock purchase plan” within the meaning of Rule 423 of the Internal Revenue Code. For a detailed description of the Amended and Restated ESPP, see Proposal 3 of this proxy statement.
     The following is a summary of the material terms of the existing ESPP, but does not include all of the provisions of the ESPP. For further information about the ESPP, we refer you to a complete copy of the ESPP, which is filed with the SEC.
     The ESPP is administered by the Compensation Committee of our Board of Directors or any other committee designated by the Board to administer the ESPP. The plan administrator has the authority to construe and interpret the terms of the ESPP and the purchase rights granted under it, to determine eligibility to participate and to establish policies and procedures for administration of the ESPP. All actions taken and all interpretations and determinations made by the administrator are final and binding upon the participants and the Company.
     The shares of our common stock issuable under the ESPP may be either newly issued shares or shares we acquire, including by purchase on the open market. The number of shares reserved pursuant to the ESPP is 500,000, subject to adjustment.

     If any change is made to the Company’s outstanding common stock in connection with any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other like change, the Compensation Committee shall make appropriate adjustments to, without limitation, the number or kind of shares subject to the ESPP and the purchase price of such shares in order to prevent dilution or enlargement of participants’ rights.
     All full-time employees of us or of any subsidiary or any other employees designated by the administrator are eligible to participate in the ESPP, except that an employee may not be granted a right to purchase stock under the ESPP if, immediately after the grant, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary entity.
     Eligible employees who enroll in the ESPP may elect to have between one and ten percent of their eligible compensation withheld and accumulated for the purchase of shares at the end of each offering period in which they participate, unless otherwise determined by the administrator.
     Each participant may cancel his or her election to participate in the ESPP by written notice to the Compensation Committee in such form and at such times as they may require. Participation shall end automatically upon termination of employment for any reason.
     Shares of our common stock are offered for purchase under the ESPP pursuant to a series of six-month offering periods. Unless otherwise determined by the administrator, the offering periods will commence on January 1 and July 1 of each year.
     Amounts accumulated for each participant will be used to purchase shares of our common stock at the end of each offering period at a price equal to 100% of the fair market value on the purchase date.
     The ESPP is intended to provide our shares for investment by employees and not for resale. However, we do not intend to restrict or influence any participant from selling shares purchased under the ESPP at any time, subject to compliance with applicable laws.
     No participant has any rights as a stockholder with respect to the shares covered by his or her purchase right until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.
     Our Board of Directors may amend or terminate the ESPP at any time, provided that no amendment may increase the number of shares reserved for purchase without the approval of our stockholders. Upon a termination, shares may be issued to participants and any amounts not applied to the purchase of shares shall be refunded to the participants.
Other Benefits
     We provide the following benefits to our named executive officers on the same basis as other eligible employees:
•	health, vision and dental insurance;

•	life insurance;

•	long-term and short-term disability; and

•	a 401(k) defined contribution retirement plan.
     In addition, we provide a matching contribution to all employees of up to 3% of employee contributions to the defined contribution retirement plan, plus 50% of the amount of the plan participant’s deferred compensation that exceeds 3% of the participant’s compensation, but not in excess of 5% of the participant’s compensation.

Summary Compensation Table
     The following table sets forth certain information with respect to compensation for the years ended December 31, 2009, 2008, and 2007 earned by or paid to our named executive officers.

				Class B	Class C	Stock	All Other
			Cash	Equity	Equity	Option	Compen-
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(2)	Awards(2)	sation(6)	Total
Tim McEwen, President and	2009	$309,333	$196,800	$ —	$—	$966,975	$30,983	$1,504,091
Chief Executive Officer(3)	2008	259,875	260,000	—	—	—	6,064	525,939
	2007	199,904	123,750	754,644	121,717	—	134,059	1,334,074

James Walburg, Secretary,	2009	261,667	165,000	—	—	806,826	29,799	1,263,292
Executive Vice President,	2008	215,000	215,000	26,372	6,086	—	9,050	471,508
and Chief Financial Officer	2007	118,974	100,000	122,629	19,779	—	2,667	364,049

Ray Lowrey,	2009	322,133	238,200	143,748	33,173	506,798	65,402	1,309,454
Executive Vice President and	2008	82,462	130,000	—	—	—	5,982	218,444
Chief Technology Officer(4)	2007	—	—	—	—	—	—	—

Martijn Tel,	2009	55,769	20,000	—	—	760,197	—	835,966
Senior Vice President and	2008	—	—	—	—	—	—	—
Chief Operating Officer(5)	2007	—	—	—	—	—	—	—

Julie Huston,	2009	162,500	182,000	—	—	253,399	21,054	618,953
Executive Vice President,	2008	136,788	132,500	26,372	6,086	—	9,572	311,318
Global Sales	2007	134,203	62,760	28,299	4,564	—	4,815	234,641

(1)	Reflects base salary earned during the respective year.

(2)
Reflects the fair value of the awards granted, determined based on the assumptions set forth in Note 14 to our consolidated financial statements for 2009, filed on Form 10-K. In connection with the Reorganization completed in November 2009, Class B and Class C shares of Archipelago Learning Holdings, LLC were exchanged for our common stock and restricted common stock. For a more detailed description of the Reorganization, see “– Equity Compensation Plans - 2007 Equity Compensation Plans”.

(3)	Mr. McEwen elected to defer payment of his 2007 salary in the amount of $199,904 to 2008.

(4)
Mr. Lowrey’s “Cash Bonus” for 2009 and 2008 represents the portion of his signing bonus that he was paid in those years pursuant to his employment agreement and his annual performance bonus for each of those years. See “— Employment Agreements.” Mr. Lowrey joined the Company in September 2008.

(5)	Mr. Tel joined the Company in October 2009. His salary and bonus reflect the prorated portion for 2009.

(6)	The composition of the “All Other Compensation” is as follows:

		Company
		401(k)				Tax
		Matching		Personal	Unused	Gross-Up
Name	Year	Payment	Relocation	Travel	Vacation	Payments(i)	Total
Tim McEwen	2009	$9,800	$—	$—	$—	$21,183	$30,983
	2008	6,064	—	—	—	—	6,064
	2007	—	134,059	—	—	—	134,059

James Walburg	2009	9,800	—	—	—	19,999	29,799
	2008	8,600	—	—	450	—	9,050
	2007	2,667	—	—	—	—	2,667

Ray Lowrey	2009	9,800	22,000	18,745	—	14,857	65,402
	2008	—	5,982	—	—	—	5,982

Julie Huston	2009	7,023	—	—	225	13,806	21,054
	2008	9,572	—	—	—	—	9,572
	2007	4,815	—	—	—	—	4,815

(i)	Reflects payments made to employees or states on behalf of employees to eliminate the effects of additional taxes incurred by the executives for being a member of Archipelago Learning Holdings, LLC.

Grants of Plan-Based Awards in 2009
     The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2009 with respect to the named executive officers.

									All Other
					Estimated Future Payouts			All Other	Option
		Estimated Future			Under Equity Incentive			Equity	Awards:
		Payouts Under Non-Equity			Plan Awards:			Awards:	Number of	Exercise	Grant Date
		Incentive Plan Awards(1)			Number of Shares(2)			Number	Shares	Price of	Fair Value
		Thresh-			Thresh-		Maxi-	of	Underlying	Option	Of Equity
Name	Grant Date	old	Target	Maximum	Old	Target	mum	Shares(3)	Options	Awards	Awards(4)
Tim McEwen	November 19, 2009	$—	$164,000	$196,800	—	—	—	—	116,503	$16.50	$966,975
James Walburg	November 19, 2009	—	137,500	165,000	—	—	—	—	97,208	16.50	806,826
Ray Lowrey	January 8, 2009	—	130,560	163,200	—	84,421	—	66,731	—	—	176,920
	November 19, 2009	—	—	—	—	—	—	—	61,060	16.50	506,798
Martijn Tel	November 19, 2009	—	20,000	20,000	—	—	—	—	91,590	16.50	760,197
Julie Huston	November 19, 2009	—	200,000	240,000	—	—	—	—	30,530	16.50	253,399

(1)
Represents payments made pursuant to the annual performance bonus described under “— Elements of Executive Compensation — Annual Performance Bonus” and as set forth in the employment agreements described under “— Employment Agreements.” Messrs. McEwen’s and Walburg’s target amounts are equal to 50% of each of his base salary, and their maximum amounts are equal to 60% of each of his base salary, subject to increases or decreases at the discretion of the Board of Directors. Mr. Lowrey’s target amount was equal to 40% of his base salary, with a maximum amount equal to 50% of his base salary. Mr. Tel’s target and maximum for 2009 was determined in his employment agreement. Ms. Huston’s target amount is equal to 100% of her base salary, and her maximum amount is equal to 120% of her base salary. The Board of Directors determined that each of Messrs. McEwen, Walburg, Lowrey and Tel would be awarded bonus amounts equal to the maximum amounts set forth for 2009. Ms. Huston was granted a discretionary amount for her first semi-annual bonus, which was made prior to her employment contract, then was granted slightly above her target amount for her second semi-annual bonus.

(2)
Represents shares of restricted common stock received upon the Reorganization in November 2009 in exchange for Class C shares, granted on the grant date pursuant to the 2007 Equity Compensation Plan. The shares of restricted common stock are subject to performance-based vesting as described in “— Elements of Executive Compensation — Equity Compensation Plans – 2007 Equity Compensation Plan.”

(3)
Represents 13,346 shares of common stock and 53,385 shares of restricted common stock received upon the Reorganization in November 2009 in exchange for Class B shares, granted on the grant date pursuant to the 2007 Equity Compensation Plan. The shares of restricted common stock vest ratably over five years each September 29, subject to Mr. Lowrey’s continued employment by or service to us. See “— Elements of Executive Compensation — Equity Compensation Plans – 2007 Equity Compensation Plan.”

(4)
Represents management’s determination of the fair market value of the Class B shares, Class C shares and Stock Options on their respective grant dates, determined based on the assumptions set forth in Note 14 to our consolidated financial statements for 2009, filed on Form 10-K.

Outstanding Equity Awards at December 31, 2009
     The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2009. The market value of the restricted common stock is based on the closing market price of our common stock at December 31, 2009.

	Option Awards				Stock Awards
	Number of	Number of
	Shares	Shares
	Underlying	Underlying			Number of	Market
	Unexercised	Unexercised	Option	Option	Shares of	Value of
	Options –	Options –	Exercise	Expiration	Unvested	Unvested
Name	Exercisable	Unexercisable(1)	Price	Date	Stock(2)	Stock(3)
Tim McEwen	—	116,503	$16.50	November 19, 2019	601,778	$12,456,805
James Walburg	—	97,208	16.50	November 19, 2019	122,545	2,536,682
Ray Lowrey	—	61,060	16.50	November 19, 2019	137,806	2,852,584
Martijn Tel	—	91,590	16.50	November 19, 2019	—	—
Julie Huston	—	30,530	16.50	November 19, 2019	19,444	402,491

(1)	The unvested stock options vest ratably over four years on an annual basis, on November 19 of 2010, 2011, 2012 and 2013, subject to a participant’s continued employment by or service to us.

(2)
Certain of the unvested shares vest over three to four years on an annual basis. The remainder are subject to performance hurdles, including Providence Equity Partners achievement of a return on their investment through distributions or sales. The achievement of the performance hurdles are not currently considered to be probable and cannot be estimated at this time. The unvested shares are scheduled to vest as follows:

		Shares to vest in the following years:
Name	Vesting Date	2010	2011	2012	2013	Performance
Tim McEwen	January 10	76,690	76,690	76,690	—	371,708
James Walburg	January 10	12,462	12,462	12,462	—	60,403
	May 7	2,704	2,705	2,704	2,704	13,939
Ray Lowrey	September 29	13,346	13,347	13,346	13,346	84,421
Julie Huston	January 10	2,876	2,876	2,876	—	—
	May 7	2,704	2,704	2,704	2,704	—

(3)	Based on the closing stock price of $20.70 on December 31, 2009.

Stock Vested
     The following table sets forth certain information with respect to equity awards of our named executive officers that resulted in conversion to common stock during the year ended December 31, 2009 with respect to the named executive officers.

	Number of
	Shares Acquired	Value Realized
Name	on Vesting(1)	on Vesting(2)
Tim McEwen	153,380	$2,530,770
James Walburg	27,628	455,862
Ray Lowrey	13,346	220,209
Martijn Tel	—	—
Julie Huston	36,334	599,511

(1)
Represents shares of common stock received in exchange for Class B and Class C shares that were contributed to the Company pursuant to the Reorganization in November 2009. The following schedule lists the details of the grants of Class B and Class C shares exchanged:

		Class B Shares
		Vested	Vested	Vested	Vested	Total
		Prior to	January 10,	May 7,	September 29,	Class B	Class C
Name	Grant Date	2009	2009	2009	2009	Shares	Shares
Tim McEwen	May 22, 2007	486,867	486,867	—	—	973,734	—
James Walburg	May 22, 2007	79,116	79,116	—	—	158,232	—
	May 7, 2008	—	—	18,258	—	18,258	—
Ray Lowrey	January 8, 2009	—	—	—	110,575	110,575	—
Julie Huston	May 22, 2007	18,258	18,258	—	—	36,516	91,288
	May 7, 2008	—	—	18,258	—	18,258	91,288

(2)	Based on the initial public offering price of $16.50.
Pension Benefits
     In the year ended December 31, 2009, our named executive officers received no pension benefits and had no accumulated pension benefits.
Nonqualified Deferred Compensation
     In the year ended December 31, 2009, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.
Potential Payments Upon Termination or Upon Change in Control
     The information below describes and quantifies certain compensation that would become payable under each named executive officer’s employment agreement if, as of December 31, 2009, his employment had been terminated, if 80% of the voting securities of the Company or its subsidiaries were to be sold or if all or substantially all of the assets of the Company or its subsidiaries were to be sold. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.
     Each of Messrs. McEwen, Walburg, Lowrey and Tel and Ms. Huston are entitled to payment upon termination of their employment pursuant to their respective employment agreements. If any of Messrs. McEwen, Walburg, Lowrey or Tel or Ms. Huston were terminated for cause or if he terminates his or her employment without good reason, he or she will be entitled to receive (i) his or her base salary though the termination date; (ii) all benefits that are accrued but unpaid as of the termination date; and (iii) all benefits expressly available upon termination of employment in accordance with the plans and programs applicable to each such executive officer on the termination date. If either Messrs. McEwen or Walburg were terminated without cause or if he terminates his employment for good reason, he would additionally be entitled to receive an amount payable equal to his base salary during a 12-month period commencing on the termination date; if either Mr. Tel or Ms. Huston were terminated without cause or if he or she terminates his or her employment for good reason, he or she would additionally be entitled to an amount payable equal to his or her base salary during a six-month period commencing on the termination date; and if Mr. Lowrey were terminated without cause or if he terminates his employment for good reason, he would additionally be entitled to an amount payable equal to his base salary during a nine-month period, in each case payable in equal installments in accordance with our normal payroll practices. Further, if any of Messrs. McEwen, Walburg or Tel were terminated without cause or for good reason, he would additionally be entitled to receive a bonus or pro-rated bonus for the year in which the termination date fell. If either Mr. Tel or Ms. Huston is terminated as a result of the expiration of the term of his or her employment or as a result of his or her death or disability, he or she is entitled to receive the same payments as he or she would receive if he or she were terminated for cause. If Mr. Lowrey is terminated as a result of the expiration of the term of his employment, he would be entitled to receive the same payments as he would receive if he were terminated without cause, and if he were terminated as a result of death or total disability, he would be entitled to receive the same payments as he would receive if he were terminated for cause. If either of Messrs. McEwen or Walburg is terminated as a result of the expiration of the term of his employment or as a result of death or disability, he is entitled to receive the same payments as he would receive if he were terminated for cause.
     Under each executive officer’s employment agreement, “cause” generally means any of the following events: (i) the executive officer repeatedly refuses or fails to perform any of his or her duties and responsibilities, including his or her persistent neglect of duty, chronic unapproved absenteeism or refusal to comply with any lawful directive or policy of the Board of Directors, in each case not cured within 30 days notice to the executive officer by us, (ii) the executive officer acts in a manner that constitutes gross and willful misconduct or gross negligence in the performance of his or her duties, (iii) the executive officer commits a material act of fraud, personal dishonesty or misappropriation relating to us, (iv) the executive officer commits a material act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets or any other fraud with respect thereto, (v) a breach by the executive officer of a material provision of his or her employment agreement, (vi) the executive officer’s indictment for or conviction of a felony or misdemeanor involving material dishonesty or moral turpitude or (vii) the executive officer’s habitual or repeated misuse of, or habitual or repeated performance of the executive officer’s duties under the influence of, alcohol or controlled substances.
     Under each executive officer’s employment agreement, “good reason” generally means any of the following events without the executive officer’s express written consent: (i) any breach by us of a material provision of the executive officer’s employment agreement, (ii) a reduction in the executive officer’s base salary or (iii) a material reduction or diminution of the executive officer’s duties, responsibilities or authorities, which are caused by an act by us.
     Furthermore, upon the sale of more than 80% of the Company’s voting securities or upon the sale of all or substantially all of the Company’s assets, each of Messrs. McEwen’s, Walburg’s, Lowrey’s and Tel’s and Ms. Huston’s unvested shares of common stock and unvested stock options will fully vest to the extent that his or her employment is not terminated prior to such sale or his or her employment with us is terminated other than for cause within 60 days prior to the execution of definitive and final agreements with respect to such sale.

     The following table summarizes the potential payments to our named executive officers assuming that such events occurred as of December 31, 2009.

				Equity
	Severance		Benefit	Incentive
	Amounts	Benefits	Continuation	Payments	Total
Tim McEwen
Termination for cause or without good reason	$—	$—	$—	$—	$—
Termination without cause or for good reason(1)	328,000	—	—	—	328,000
Termination other than for cause upon a change of control(1)	328,000	—	—	—	328,000
Change of control(2)	—	—	—	—	—
James Walburg
Termination for cause or without good reason	—	—	—	—	—
Termination without cause or for good reason(1)	275,000	—	—	—	275,000
Termination other than for cause upon a change of control(1)	275,000	—	—	—	275,000
Change of control(2)	—	—	—	—	—
Ray Lowrey
Termination for cause or without good reason	—	—	—	—	—
Termination without cause or for good reason(1)	244,800	—	—	—	244,800
Termination other than for cause upon a change of control(1)	244,800	—	—	—	244,800
Change of control(2)	—	—	—	—	—
Martijn Tel
Termination for cause or without good reason	—	—	—	—	—
Termination without cause or for good reason(1)	150,000	—	—	—	150,000
Termination other than for cause upon a change of control(1)	150,000	—	—	—	150,000
Change of control(2)	—	—	—	—	—
Julie Huston
Termination for cause or without good reason	—	—	—	—	—
Termination without cause or for good reason(1)	100,000	—	—	—	100,000
Termination other than for cause upon a change of control(1)	100,000	—	—	—	100,000
Change of control(2)	—	—	—	—	—

(1)	“Severance Amounts” includes the amount payable to each of Messrs. McEwen, Walburg, Lowrey, and Tel and Ms. Huston pursuant to each of his or her agreement as of December 31, 2009.

(2)
Upon a change of control, there are no additional issuances of securities or cash payments for securities held. However, restricted common stock and unvested stock options held by all employees become unrestricted common stock and fully vested stock options at the time of a change of control.

Employment Agreements
     We have entered into employment agreements with each of Mr. McEwen, our chief executive officer, Mr. Walburg, our chief financial officer, Mr. Lowrey, our chief technology officer, Mr. Tel, our chief operating officer, and Ms. Huston, our executive vice president of global sales.
     Pursuant to the terms of their respective employment agreements, as adjusted by the Compensation Committee, Mr. McEwen’s annual base salary is $328,000, Mr. Walburg’s annual base salary is $275,000, Mr. Lowrey’s annual base salary is $326,400, and Mr. Tel’s annual base salary is $300,000, and Ms. Huston’s annual base salary is $200,000. The Board of Directors may, in its sole discretion, make any increase in any of Messrs. McEwen’s, Walburg’s, Lowrey’s, or Tel’s, or Ms. Huston’s annual base salary, as it deems appropriate.
     Each of Messrs. McEwen, Walburg and Lowrey are eligible to receive an annual performance bonus of up to 50% of his base salary based on performance targets established by the Board of Directors in any particular fiscal year, and if such performance targets are exceeded in any fiscal year, the maximum bonus that each of Messrs. McEwen, Walburg and Lowrey are eligible to receive will be an amount equal to 60% of his base salary. For 2009, Mr. Tel received a total bonus payment of $20,000 in respect of the period beginning on the start date of his employment on October 26, 2009 until December 31, 2009. For the year ended December 31, 2010, Mr. Tel is eligible to receive an annual performance bonus of up to 40% of his base salary based on performance targets established by the Board of Directors in any particular fiscal year, and if such performance targets are exceeded in any fiscal year, the maximum bonus that he is eligible to receive is an amount equal to 50% of his base salary. Under the terms of her employment agreement, Ms. Huston is eligible to receive a semi-annual performance bonus of up to 50% of her base salary based on performance targets established by our Board of Directors for such semi-annual period; and if such performance targets are exceeded in any such period, the maximum bonus she is eligible to receive is 60% of her base salary in a semi-annual period. In addition, Mr. Lowrey was eligible for an additional bonus payment of $55,000 paid in 2009 upon achieving certain objectives between September 29, 2008, the day he commenced his employment with us, and December 31, 2008. Mr. Lowrey also received a signing bonus of $150,000, of which $75,000 was paid in the first payroll period after his start date and the remainder of which was paid in the first payroll period in January 2009. If Mr. Lowrey’s employment is terminated for any reason on or after September 29, 2009 but on or before September 29, 2010, he is required to repay us $75,000 of this signing bonus.
     The employment agreements for each of Messrs. McEwen, Walburg, Lowrey, and Tel and Ms. Huston provide that they are eligible to participate in our 2009 Omnibus Incentive Plan. Upon the completion of our initial public offering in November 2009, Mr. McEwen received a grant of 116,503 stock options; Mr. Walburg received a grant of 97,208 stock options; Mr. Lowrey received a grant of 61,060 stock options; Mr. Tel received a grant of 91,590 stock options; and Ms. Huston received a grant of 30,530 stock options. Mr. Lowrey received an additional grant of 30,440 stock options in March 2010 in conjunction with his promotion to executive vice president.
     Messrs. McEwen, Walburg, Lowrey, and Tel and Ms. Huston are entitled to certain benefits if their employment is terminated or upon other events. See “— Potential Payments Upon Termination or Upon Change in Control.”
Non-Competition and Non-Solicitation
     The employment agreements for Messrs. McEwen, Walburg, Lowrey, and Tel and Ms. Huston contain provisions relating to non-competition and non-solicitation. Pursuant to each of his or her employment agreements, each of Messrs. McEwen and Lowrey has agreed not to compete with us or solicit any of our employees for a period following one year of his termination, and each of Messrs. Walburg and Tel and Ms. Huston has agreed not to compete with us or solicit any of our employees for a period following six months of his or her termination.

REPORT OF THE COMPENSATION COMMITTEE
     The Company’s Compensation Committee of the Board of Directors has reviewed the Company’s Compensation Discussion and Analysis and discussed that Analysis with the Company’s management. Based on its review and discussions with Company management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included or incorporated by reference, as applicable, in the Company’s Annual Report on Form 10-K for 2009 and its Proxy Statement.
THE COMPENSATION COMMITTEE
Peter Wilde, Chair
Brian H. Hall
David Phillips

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee reports to and acts on behalf of the Board of Directors to oversee management’s conduct of, and the integrity of, the Company’s financial reporting, the Company’s systems of internal control over financial reporting, the qualifications, engagement, compensation, independence and performance of the independent registered public accounting firm, the Company’s legal and regulatory compliance, the application of the Company’s Related Person Transaction Policy, and the application of the Company’s Code of Business Conduct and Ethics and Executive Code of Ethics.
     The Audit Committee currently is comprised of three financially literate Directors, two of whom meet the independence requirements for purposes of serving on such committee under applicable rules of NASDAQ and the SEC. All members of the Audit Committee will meet these independence requirements prior to November 19, 2010, in compliance with the phase-in requirements of NASDAQ and the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available on the Company’s website at www.archipelagolearning.com.
          The Company’s management has responsibility for preparing the Company’s consolidated financial statements and the Company’s independent auditors (independent registered public accountants), Deloitte & Touche LLP, or Deloitte, are responsible for auditing those consolidated financial statements. In this context, the Audit Committee has met with management and Deloitte to review and discuss the Company’s audited financial statements. The Company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask Deloitte questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.
          The Audit Committee reviewed with the Company’s independent registered public accountants the overall scope and plans for their audits for 2009. The Audit Committee also received regular updates from management on internal control and business risks and on compliance and ethics issues. The Audit Committee meets with the internal and independent registered public accountants, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
          The Audit Committee reviewed and discussed with Deloitte, Deloitte’s independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to Deloitte’s independence from the Company. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants as described in “Proposal 2”. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.
Respectfully submitted,
THE AUDIT COMMITTEE
Brian H. Hall, Chair
Thomas F. Hedrick
David Phillips

OTHER MATTERS
          The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.
ADDITIONAL INFORMATION
          The Annual Report to Stockholders for 2009, including financial statements, was delivered with this Proxy Statement. Our Annual Report can be found on our website at www.archipelagolearning.com or can be obtained upon written request by any stockholder.

Appendix
ARCHIPELAGO LEARNING, INC.
AMENDED AND RESTATED 2009 EMPLOYEE STOCK PURCHASE PLAN
1.       Purpose of the Plan.
          The Company wishes to attract, retain and motivate employees of the Company and its Subsidiaries and to promote the success of the Company’s business by providing employees with a convenient method of acquiring a proprietary interest in the long-term success of the Company.
2.       Section 423 of the Code.
          The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code or any successor section thereto. Any provision of the Plan that is inconsistent with Section 423 of the Code or any successor provision shall, without further act or amendment, be reformed to comply with the requirements of Section 423. This Section 2 shall take precedence over all other provisions in the Plan.
3.       Definitions.
When used herein, the following terms shall have the respective meanings set forth below:
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer the Plan pursuant to Section 5 hereof.
“Company” means Archipelago Learning, Inc., a Delaware corporation.
“Designated Subsidiary” means a Subsidiary designated by the Committee to participate in the Plan.
“Effective Date” means June 9, 2010.
“Eligible Compensation” for any pay period means, unless otherwise determined by the Committee, the amount of a Participant’s base salary or regular wages for such period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses and other non-basic payments, unless otherwise determined by the Committee.
“Eligible Employee” means an employee eligible to participate in the Plan pursuant to Section 6 hereof.
“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a recognized national stock exchange, the closing price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an established over-the-counter market, the average of the closing bid and ask prices for such Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided, that, if such shares are listed or traded in accordance with clause (i) or (ii) above, but the shares have not been traded for ten trading days the Committee may make a discretionary determination in accordance with clause (iii) above.

“Maximum Share Amount” means, subject to Section 423 of the Code, the maximum number of Shares that a Participant may purchase in any given Offering Period or for any given year, which shall be determined by the Committee; provided, however, an employee shall not have the right to purchase Shares under this Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) at a rate which in the aggregate exceeds $25,000 of the Fair Market Value of such Shares (as determined as of each Offering Date) for each calendar year; provided, further, the maximum number of Shares that a Participant may purchase for any given Offering Period is 1,000 Shares.
“Offering Date” means January 1st and July 1st of each year, unless otherwise provided by the Committee.
“Offering Period” means the six month period commencing on each Offering Date and ending on the next succeeding Purchase Date, unless otherwise provided by the Committee.
“Participant” means an Eligible Employee for whom payroll deductions are currently being made.
“Payroll Account” means an account maintained by the Company with respect to each Participant as contemplated by Section 7 hereof.
“Plan” means this Archipelago Learning, Inc. 2009 Employee Stock Purchase Plan, as it may from time to time be amended.
“Purchase Date” means the last trading day of each Offering Period, unless otherwise provided by the Committee.
“Purchase Price” means the price per Share as contemplated by Section 8 hereof.
“Shares” means shares of common stock of the Company, par value $0.001 per share, or any other class or kind of shares resulting from the application of Section 14 hereof.
“Stock Account” ” means an account maintained by a brokerage firm selected by the Company with respect to each Participant as contemplated by Section 9 hereof.
“Subsidiary” means any corporation that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.
4.       Shares Reserved for the Plan.
Subject to the provisions of Section 14 hereof, there shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 500,000 Shares. Shares subject to the Plan may be Shares now or hereafter authorized but unissued, or Shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan has been terminated.
5.       Administration of the Plan.
The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret and administer the Plan. The Committee shall have full and exclusive power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan specifically relating to such member. The Board shall consider the rules of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in connection with any appointment to the Committee.

The Committee may delegate to one or more of its members, one or more officers of the Company or any Designated Subsidiary, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.
The Committee may impose reasonable administrative and brokerage fees on Participants to defray the cost of operating the Plan, which shall in no event exceed the actual administrative and brokerage costs of the Plan.
6.       Eligible Employees.
All employees of the Company and each Designated Subsidiary shall be Eligible Employees, provided that in no event shall an employee be an Eligible Employee if, immediately after the grant, such employee (or any other person whose share would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding rights to purchase shares possessing five percent or more of the total combined voting power or value of all classes of shares of the Company or of any related Company, as determined pursuant to Section 423(b)(3) of the Code.
Notwithstanding the foregoing, the Committee shall have the discretion to exclude from the Plan one or more of the following categories of employees: (i) highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code; (ii) employees who have not been continuously employed by the Company or a Designated Subsidiary for a period of less than two years (or any shorter period, as may be determined by the Committee); (iii) employees who customarily work twenty hours per week or less; or (iv) employees whose customary employment is for not more than five months in any calendar year.
An employee of a Designated Subsidiary which ceases to be a Designated Subsidiary shall, automatically and without any further action, cease to be an Eligible Employee.
7.       Election to Participate and Payroll Deductions.
Participation in the Plan is voluntary with respect to each Offering Period. To participate in an Offering Period an Eligible Employee must complete a written enrollment form provided by the Company which authorizes payroll deductions. Each Eligible Employee may elect a payroll deduction of 1% to 10% of Eligible Compensation from each paycheck paid during the Offering Period, in increments of 1% (i.e., 1%, 2%, 3%, etc.), unless otherwise so provided by the Committee. A Participant may elect to change his or her rate of payroll deductions during an Offering Period by written notice to the Committee in such form as the Committee may require.
All payroll deductions shall be credited, as promptly as practicable, to a notional Payroll Account in the name of the Participant. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish separate bank or investment accounts in its own name) and may be used by the Company for any corporate purpose. No interest or other earnings shall be credited to any contributions under the Plan.
Each Eligible Employee may cancel his or her election to participate in the Plan by written notice to the Committee in such form and at such times as the Committee may require, and in such case the entire balance of the Participant’s Payroll Account shall be repaid to such Participant as promptly as practicable. A Participant’s voluntary withdrawal during an Offering Period shall have no effect upon such Participant’s eligibility to participate during any other Offering Period under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate during a subsequent Offering Period.
Unless otherwise provided by the Committee, an Eligible Employee who is a Participant immediately prior to the beginning of an Offering Period will be deemed (i) to have elected to participate for such Offering Period and (ii) to have authorized the same percentage payroll deduction for such Offering Period in effect for such Eligible Employee as that in effect on the day before such Offering Period.

8.       Purchase Price.
          The Purchase Price for each Share sold in any Offering Period shall be, unless otherwise determined by the Board, equal to 85% of the lesser of (i) the Fair Market Value of a Share on the first day of the Offering Period and (ii) the Fair Market Value of a Share on the last day of the Offering Period.
9.       Method of Purchase.
As of the Purchase Date, each Participant shall be deemed, without any further action, to have purchased the number of whole Shares equal to the lesser of (i) the Maximum Share Amount and (ii) the number determined by dividing the amount accumulated in such employee’s Payroll Account during such Offering Period by the Purchase Price.
All Shares purchased as provided in the foregoing paragraph shall be initially maintained in separate Stock Accounts for the Participants at a brokerage firm selected by, and pursuant to an arrangement with, the Company. The Company shall deliver the shares to the Stock Account as soon as reasonably practicable after the close of the applicable Purchase Date. A Participant shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, but, in the absence of such a disposition of such Shares, unless otherwise provided by the Committee, the Shares must remain in the Participant’s Stock Account at the brokerage firm so selected until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to those Shares for which the Section 423(a) holding period has been satisfied, the Participant may, without limitation, move those Shares to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. The Committee may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing Shares.
If and to the extent provided by the Committee, for so long as such Shares are maintained in Stock Accounts, all dividends paid with respect to such Shares shall be credited to each Participant’s Stock Account, and will be automatically reinvested in whole Shares.
Unless otherwise provided by the Committee, in no event shall fractional Shares be purchased hereunder, and any remaining cash in a Participant’s Payroll Account resulting from such failure to invest in fractional Shares shall remain in the Payroll Account for use in the next Offering Period; provided, however, if the Participant is not an active Participant for such next Offering Period, such remaining cash shall be returned to the Participant as soon as practicable, but not later than thirty days, following such termination.
10.       Termination of Participation or Employment.
The right to participate in the Plan shall terminate immediately when a Participant ceases to be employed by the Company or its Designated Subsidiaries for any reason (including death or disability) or a Participant otherwise becomes ineligible. At such time the Company shall distribute to such former Participant (or, in the event of death, to his or her estate) the balance in his or her Payroll Account as soon as practicable, but not later than thirty days, following such termination.
11.       Title of Stock Accounts.
Each Stock Account shall be in the name of the Participant or, if permitted by the Committee and the Participant so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. If permitted by the Committee, a Participant who is a resident of a jurisdiction that does not recognize such a joint tenancy may have a Stock Account in his or her name as tenant in common with another person without right of survivorship.
12.       Rights as a Stockholder.
At the time funds from a Participant’s Payroll Account are used to purchase Shares, he or she shall have all of the rights and privileges of a stockholder of the Company with respect to the purchased Shares.

13.       Rights Not Transferable.
Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution. Any such attempted transfer, assignment, pledge or other disposition shall be of no force or effect. During a Participant’s lifetime rights granted under this Plan shall be exercisable only by the Participant.
14.       Adjustment Upon Certain Events.
If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or any Subsidiary or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock (other than regular cash dividends), shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number or kind of Shares, or both, which thereafter may be sold under the Plan, then the Committee shall take any such action as in its judgment shall be necessary to preserve the Participants’ rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 4 in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to the Plan, and (y) the Purchase Price of such shares under the Plan.
Notwithstanding any other provision of the Plan, if the Common Stock ceases to be listed or traded, as applicable, on a national stock exchange or over-the-counter market, then, in the discretion of the Committee, (i) the balance in the Participant’s Payroll Account not theretofore invested may be refunded to the Participant, and such Participant shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the Fair Market Value of a Share on the date of such event multiplied by the number of Shares such Participant would have been able to purchase with the balance of his or her Payroll Account on such event if it were a Purchase Date may be paid to the Participant, and such Participant shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.
15.       Amendment and Termination.
The Board may at any time amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved by the Company’s stockholders, to fail to comply with (i) the requirements for employee stock purchase plans under Section 423 of the Code or (ii) any other requirement of applicable law or regulation, unless and until stockholder approval is obtained.
The Plan and all rights of employees hereunder shall terminate upon the earlier of (i) the tenth anniversary of the Effective Date, (ii) the date on which the shares available under the Plan, as adjusted from time to time, are exhausted, or (iii) the termination of the Plan by the Board as specified below. The Board may terminate the Plan as of any date. The date of termination of the Plan may be deemed a Purchase Date, in the discretion of the Committee. If on such Purchase Date the Participants in the aggregate have the right to purchase more Shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of Shares of Common Stock on a pro rata basis, and any excess payroll deductions shall be returned to the Participants, without interest. No termination of the Plan shall materially alter or diminish any rights outstanding under the Plan at the time of such termination.
Upon termination of the Plan all amounts not previously applied to the purchase of Shares shall be refunded to the Participants.
16.       Governmental Regulations; Further Assurances.
The Plan, and the grant and exercise of the rights to purchase Shares hereunder, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.
Each Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participants pursuant to the Plan.
17.       Indemnification of Committee.
The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission in connection with the performance of such person’s duties, responsibilities and obligations hereunder if such person acts in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company, to the maximum extent permitted by law.
18.       Withholding.
Notwithstanding any other provision of the Plan, the Company or the Designated Company shall deduct from all Payroll Accounts paid under the Plan all federal, state, foreign, local and other taxes required by law to be withheld with respect to such payments.
If Shares acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Designated Subsidiary) thereupon has a tax-withholding obligation, shall pay to the Company (or such Designated Subsidiary) an amount equal to any withholding tax the Company (or Designated Subsidiary) is required to pay as a result of the disqualifying disposition or satisfy such other arrangements as may be permitted by the Committee.
19.       Notices.
All notices under the Plan shall be in writing (which for these purposes shall include reasonably acceptable means of electronic transmission), and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board of Directors; and if to a Participant, shall be delivered personally or mailed to such Participant at the address appearing in the records of the Company.
20.       No Right to Continued Employment.
The Plan and any right to purchase Shares granted hereunder shall not confer upon any employee any right with respect to continued employment by the Company or any Designated Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Designated Subsidiary by which an employee is employed to terminate his or her employment at any time.
21.       Captions.
The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.
22.       Effective Date of the Plan.
The Plan shall be effective as of the Effective Date, provided that the Plan is approved by stockholders of the Company prior thereto.
23.       Governing Law.
The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

ARCHIPELAGO LEARNING, INC 3400 CARLISLE ST Suite 345 DALLAS, TX 75204

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		For All 0	Withhold All 0	For All Except 0	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors Nominees

01 06	Peter Wilde Michael Powell	02 Tim McEwen	03 Brian H. Hall	04 Thomas F. Hedrick	05 David Phillips

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2010	0	0	0

3	Approval of the Amended and Restated Employee Stock Purchase Plan	0	0	0
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ARCHIPELAGO LEARNING, INC
Annual Meeting of Stockholders
Tuesday, June 8, 2010 10:00 AM, CDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoints James Walburg as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ARCHIPELAGO LEARNING, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on June 8, 2010, at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side